Exhibit 10.7

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. [**] - INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXECUTION COPY

COMMERCIAL AGREEMENT

This Commercial Agreement (the “Agreement”) is made and entered into as of June 21, 2011, by and between HortonWorks, Inc., a Delaware corporation (“HortonWorks”), and Yahoo! Inc., a Delaware corporation (“Yahoo”). Yahoo and HortonWorks are referred to herein individually as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, Yahoo has been a leading contributor to the Hadoop Project of the Apache Software Foundation;

WHEREAS, Yahoo desires to invest, along with Benchmark Capital (“Benchmark”), in HortonWorks, on the terms and conditions set forth in that certain Series A Preferred Stock Purchase Agreement between Yahoo, Benchmark, and HortonWorks dated as of the date hereof (the “Series A Preferred Stock Purchase Agreement”);

WHEREAS, as part of the investment in HortonWorks pursuant to the Series A Preferred Stock Purchase Agreement, Yahoo desires to license to HortonWorks certain specified assets and rights related to the Hadoop Project, and HortonWorks desires to receive such rights, on the terms and conditions set forth in the Intellectual Property Agreement between Yahoo and HortonWorks dated as of the date hereof (the “Intellectual Property Agreement”);

WHEREAS, Yahoo’s investment pursuant to the Series A Preferred Stock Purchase Agreement and Yahoo’s license of such specified Hadoop Project assets is based in part on HortonWorks’ agreement to provide certain software development, support, and maintenance services related to the Hadoop Project, on the terms and conditions set forth in this Agreement;

WHEREAS, HortonWorks desires to provide such development, support, and maintenance services and to grant to Yahoo licenses and rights with respect to Software developed by or for HortonWorks related to the Hadoop Project as set forth in the Intellectual Property Agreement; and

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WHEREAS, Yahoo has already contributed certain Hadoop Base Code to the Apache Software Foundation, and the Parties intend for each Party to continue to contribute to the Apache Software Foundation updates to such Hadoop Base Code, and to make such Hadoop Base Code generally available under the Apache License in accordance with the terms of this Agreement and the Intellectual Property Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

1.1 General. For all purposes of this Agreement, except as otherwise expressly provided: (i) capitalized terms used in this Agreement will have the meanings assigned to them in Exhibit A (Definitions) or, if not defined in Exhibit A (Definitions), will have the meanings assigned to them in the Series A Preferred Stock Purchase Agreement, the Intellectual Property Agreement, or this Agreement; (ii) words expressed in the singular will also include the plural, and vice versa, and words expressed in the masculine will include the feminine and neuter genders, and vice versa; (iii) pronouns of either gender or neuter will also include, as appropriate, the other pronoun forms; (iv) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, unless otherwise expressly provided in this Agreement; (v) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, or other subdivision; (vi) all references to this “Agreement” or any other agreement or document will be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, novated, or supplemented; and (vii) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

1.2 Definitions. As used in this Agreement and the exhibits delivered pursuant to this Agreement, the definitions set forth in Exhibit A (Definitions) will apply.

2.	GENERAL SERVICE TERMS

2.1 Scope of Services. The Agreement sets forth the terms and conditions under which HortonWorks will provide the Yahoo Services. All SOWs, Change Orders, and Purchase Orders will be governed by this Agreement.

2.2 General Services. Commencing on the Closing Date, HortonWorks will provide the Yahoo Services to Yahoo in accordance with the terms of this Agreement, and Yahoo will provide the Development Cluster Services to HortonWorks in accordance with the terms of this Agreement.

2.3 Staffing.

2.3.1 Personnel. HortonWorks agrees: (i) to assign Personnel qualified to perform the Yahoo Services, (ii) to maintain sufficient staffing levels to ensure Yahoo Services are performed within the time frames specified in the Agreement and at the performance levels required under the Agreement, and (iii) that Personnel will be supervised and controlled by HortonWorks. In addition, HortonWorks is solely responsible for: (1) the acts and/or omissions

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of Personnel, (2) payment of all Personnel compensation, including all legal and contractual benefits, (3) withholding any and all appropriate taxes, and (4) complying with any federal, state, or local employment Laws as well as any other employer duties and obligations. HortonWorks will also designate a Project Manager for each Yahoo Service who will confer with Yahoo regarding the Yahoo Service, liaise with the Executive Steering Committee (as described in Section 2.4 (Executive Steering Committee)), and perform the other functions set forth in the SOWs.

2.3.2 Subcontractors. HortonWorks will not subcontract the Yahoo Services, in whole or in part, without Yahoo’s prior written approval (which will not be unreasonably withheld). HortonWorks agrees to: (i) impose on Subcontractors obligations consistent with the terms of the Agreement, and (ii) ensure that Subcontractors comply with the Agreement. HortonWorks’ use of any Subcontractor will not relieve, waive, or diminish any obligation HortonWorks has under the Agreement. HortonWorks is solely responsible for the acts or omissions of Subcontractors. In addition, HortonWorks is solely responsible for the payment of any compensation due or allegedly due to Subcontractors, and Subcontractors may not seek payment (either directly or indirectly) from Yahoo.

2.3.3 Removal. Yahoo may request suspension of any Personnel or Subcontractor (or Subcontractor personnel) if Yahoo reasonably believes (and reasonably demonstrates to HortonWorks) that such Personnel or Subcontractor (or Subcontractor personnel) has violated or risks violating any confidentiality obligations (as set forth in Section 10 (Confidentiality)) or Site access and data security obligations (as set forth in Section 11 (Site Access and Data Security) and Exhibit E (Information Security Terms)). Upon such request, HortonWorks will immediately suspend such Personnel or Subcontractor (or Subcontractor personnel) from performing Yahoo Services hereunder and promptly replace (to the extent necessary) such Personnel or Subcontractor (or Subcontractor personnel) with other Personnel or Subcontractor (or Subcontractor personnel) reasonably acceptable to Yahoo while Yahoo and HortonWorks work together in good faith to resolve the concerns raised by Yahoo.

2.4 Executive Steering Committee. The Parties agree to establish and operate an executive steering committee (the “Executive Steering Committee”) to facilitate cooperation and resolution of disputes under this Agreement and to handle the Change Order process more particularly described in Section 2.5 (Change Order Process). The Executive Steering Committee will be made up of two (2) representatives of each Party. HortonWorks’ representatives on the Executive Steering Committee will include HortonWorks’ Chief Executive Officer and Chief Operating Officer and Yahoo’s representatives on the Executive Steering Committee will be at least at the vice president level. Each Party may change its representatives on the Executive Steering Committee from time to time in its discretion, provided that HortonWorks will continue to include its Chief Executive Officer and Chief Operating Officer. The Executive Steering Committee will conduct regular meetings to discuss the status and priority of the Yahoo Services, any outstanding issues or concerns, and other matters related to the Hadoop Project and this Agreement. Such meetings will occur at least quarterly or on such other schedule agreed to by the Parties in writing.

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2.5 Change Order Process. Either Party may request, in writing, revisions, modifications, enhancements, additions, and/or other improvements to a Yahoo Service or SOW (each a “Change”). All Changes must be included in a written change order proposal (each, a “Change Order”) and will follow (and be subject to) the Change Order process described in this Section 2.5 (Change Order Process). All Changes must be mutually agreed upon by the Parties and approved by the Executive Steering Committee. HortonWorks will not commence and/or furnish any Professional Services pursuant to a Change Order until Yahoo has approved the Change Order and, as applicable, Yahoo has issued a revised Purchase Order for such Change Order. After or in connection with approval of a Change Order, the Parties may enter into an SOW for implementation of the Change Order. The SOW will include (i) any Changes or additions to the applicable schedule or required Deliverables, (ii) the fees to be paid by Yahoo to HortonWorks for implementing the SOW. Yahoo will not be responsible for any fees or costs incurred by HortonWorks or any permissible Subcontractor under a Change Order not approved by Yahoo or the Executive Steering Committee. To the extent there is a conflict between this Agreement and any Change Order, SOW, or Purchase Order, except as expressly agreed by the Parties in writing, this Agreement will take precedence and then the Change Order, SOW, and Purchase Order (in that order) will take precedence.

2.6 Equipment and Services. Except as explicitly set forth in this Agreement, each Party at its sole cost and expense, will provide all Information Systems, equipment, materials, and/or facilities, as well as any support and maintenance of any of the foregoing, as necessary for such Party’s performance of the Agreement.

2.7 Software Delivery. Each Party will contribute to the Apache Software Foundation any Hadoop Base Code developed by it (it being understood that a Party may also deliver Hadoop Base Code to the other Party as part of its activities hereunder).

2.8 APIs. HortonWorks will identify, document, make available to Yahoo and its Affiliates, and contribute and publish to the Apache Software Foundation, any and all external APIs included in the Hadoop Base Code developed or used by HortonWorks related to performance, availability, operability, elasticity, scalability, backward compatibility, multi-tenancy, security, monitoring, metering, management, data connectivity, and testing. HortonWorks will meet all of the foregoing obligations as soon as reasonably possible but no later than three (3) months following the inclusion of such API in the Hadoop Base Code to the extent such API was developed or updated by or for HortonWorks.

3.	HADOOP BASE CODE SERVICES

3.1 Performance of the Hadoop Base Code Services. HortonWorks and Yahoo will collaborate in the performance of the following activities, in each case for the purpose of developing and contributing to the Apache Software Foundation a new Major Release version of a publicly available package of the Hadoop Base Code (the “Next Hadoop Release”): (i) planning, developing, testing, packaging and deploying to Yahoo Emergency Bug Fixes, Patch Releases, Sustaining Releases, and Major Releases of the Hadoop Base Code in accordance with this Agreement and Exhibit B (Hadoop Base Code Services), (ii) updating any current Release Candidate to resolve Errors reported by Yahoo during Yahoo’s acceptance testing of the current

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Release Candidate, (iii) providing assistance with Yahoo’s deployment of the Yahoo-accepted Emergency Bug Fix, Patch Release, Sustaining Release, or Major Release on the Yahoo Production Servers, and (iv) providing any additional services set forth in Exhibit B (Hadoop Base Code Services) (collectively, the “Hadoop Base Code Services”).

3.2 Apache Contribution. As soon as practicable but in no event later than thirty (30) days after delivery of any Hadoop Base Code under this Agreement, each Party respectively will contribute Hadoop Base Code to the appropriate Hadoop Project of the Apache Software Foundation under an Apache Contributor License; work with the Apache Software Foundation committer community to make such software acceptable to the Apache Software Foundation community; make such Hadoop Base Code available to the other Party under the Apache License in accordance with Section 2.7 (Software Delivery) and Section 2.8 (APIs); and make such Hadoop Base Code available generally to third parties under the Apache License. In addition, each Party will actively and reasonably encourage the Apache Software Foundation to incorporate Software contributed by either Party into the “official” latest stable release of the Hadoop Software.

3.3 Technical Product Advisory Council. HortonWorks will create and maintain a Hadoop Project customer working group comprising customer and third party representatives (the “Advisory Council”). The mission of the Advisory Council will be to provide customer input into the future direction of the Hadoop Project and priorities for the HortonWorks package of the Hadoop Software (including the associated technical roadmap). Yahoo will have the right to participate on no less than an equal basis than any other third party in the Advisory Council at its discretion. HortonWorks will select other members for the Advisory Council in its reasonable discretion. HortonWorks will take any necessary actions to reasonably support and maintain the activities of the Advisory Council. Under no circumstances will Yahoo be required to pay HortonWorks any fees to maintain its membership in the Advisory Council during the Term.

4.	SUPPORT SERVICES

4.1 Support Services. HortonWorks will use commercially reasonable efforts to provide to Yahoo the support services for Hadoop Base Code set forth in Exhibit C (Support Services) (the “Support Services”). In connection with the Support Services, Yahoo may provide to HortonWorks remote access using the Supervised Access Sessions (“buddy system”) to certain Sandbox Servers, Research Servers, and Production Servers as further described in and subject to Section 11.7 (Access to Other Servers) and Exhibit E (Information Security Terms). HortonWorks will contribute all Hadoop Base Code Software developed as part of the Support Services to the Apache Software Foundation in accordance with Section 3.2 (Apache Contribution).

4.2 Cooperation. HortonWorks shall not be responsible for any delay or failure in performing Support Services or any other Yahoo Services to the extent such delay or failure is due to Yahoo’s failure to provide HortonWorks reasonable and timely cooperation, information and assistance in connection therewith, and reasonable and timely access to all required Yahoo Servers and systems. Planned downtime to the Yahoo Servers which HortonWorks has been notified of and access to Yahoo Servers other than the QE Servers, Sandbox Servers, Research Servers or Production Servers as necessary to provide Tier 3 Support will not be considered a Yahoo failure under this Section 4.2 (Cooperation).

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4.3 Support for Affiliates. The Support Services will include the provision of support as further described in Exhibit C (Support Services) directly to Yahoo in support of Yahoo’s Affiliates, only to the extent that Yahoo provides Tier 1 Support and Tier 2 Support for Hadoop to such Affiliate and such Affiliate is a wholly-owned subsidiary of Yahoo. At any Yahoo wholly-owned subsidiary’s request, subject to the reasonable availability of HortonWorks resources, HortonWorks will also provide direct support to such Affiliates in a separate agreement as agreed by HortonWorks on terms and conditions to be negotiated in good faith, provided that such terms and conditions (including with respect to pricing and responsiveness) shall be at least as favorable when taken as a whole as those offered to any similarly situated third party purchasing such support for with substantially similar configurations, requirements and volumes.

5.	PROFESSIONAL SERVICES

5.1 Professional Services in General. Yahoo and HortonWorks may (but are not obligated to) mutually agree that HortonWorks will provide professional services as further described in Statements of Work to be agreed to by the Parties in writing (“Professional Services”). Yahoo will be entitled to purchase Professional Services under the Agreement by executing an agreed upon SOW with HortonWorks and submitting a Purchase Order.

5.2 Statements of Work. Upon execution of an SOW, HortonWorks will use commercially reasonable efforts to perform its obligations under the SOW by the dates set forth therein and such SOW will become part of this Agreement. Unless otherwise agreed by the Parties, each SOW will include terms that address the delivery, inspection, testing, and acceptance procedures applicable to the work product or Deliverables authored or developed thereunder and reasonable fees (which will not exceed [**] per hour), will include customary audit, warranties, indemnities, limitations of liability, ownership, and other provisions for professional services agreements, and will be in accordance with Section 2.5 (Change Order Process), as applicable.

5.3 Professional Services Ordering. Yahoo will issue a Purchase Order for Professional Services ordered under any SOW. HortonWorks agrees not to provide any Professional Services unless Yahoo issues a Purchase Order for such Professional Services. Yahoo makes no representations to HortonWorks as to the frequency of Purchase Orders or the scope of Professional Services that may be ordered. Any modifications to a Purchase Order must be in writing and pre-approved by both Parties in writing.

6.	DEVELOPMENT CLUSTER ACCESS

6.1 Development Cluster Services. Yahoo will use commercially reasonable efforts to provide HortonWorks with remote access to certain of Yahoo’s development servers (collectively, the “Development Servers”) as further set forth in such Exhibit D (Development Cluster Services) for the purposes of enabling HortonWorks to further the testing and

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[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

development of the Hadoop Software features and functionality (the “Development Cluster Services”). HortonWorks will have the right to use the Development Servers solely for the purposes set forth in Exhibit D (Development Cluster Services) and may not use the Development Servers for any other purpose. HortonWorks’ access to the Development Servers will be subject to and conditioned on HortonWorks’ compliance with this Agreement (including the security terms in Exhibit E (Information Security Terms) and Section 11 (Site Access and Data Security), all Site Access Policies and Laws, and any applicable third party terms and conditions related to third party Software or hardware included in the Development Servers (of which HortonWorks has been made aware in writing in advance). If HortonWorks breaches an obligation described in this Section 6.1 (Development Cluster Services), Yahoo may suspend Development Server access to HortonWorks or to any Personnel immediately, provided that Yahoo discusses the reason for such suspension with HortonWorks and works in good faith with HortonWorks to address Yahoo’s concern and restore access promptly. If good faith efforts fail to address Yahoo’s concerns within thirty (30) days, Yahoo may terminate access to the Development Cluster. Yahoo may modify or update all or any aspects of the Development Servers at any time in Yahoo’s sole discretion, provided that any such modifications or updates do not adversely impact the Development Cluster Services (or the availability thereof) and HortonWorks is notified in writing of any material modification or update reasonably in advance via email to a HortonWorks Project Manager for the Development Cluster Services.

6.2 Cooperation. Yahoo shall not be responsible for any delay or failure in performing Development Cluster Services to the extent such delay or failure is due to HortonWorks’ failure to provide Yahoo reasonable and timely cooperation, information and assistance in connection therewith, and reasonable and timely access to all required Development Servers and systems.

7.	PRESS RELEASE; MARKETING

7.1 Press Release. Following execution of this Agreement, the Intellectual Property Agreement, and the Series A Preferred Stock Purchase Agreement, the Parties will issue a joint press release regarding Yahoo’s intention to continue use of the Hadoop Base Code and the Parties’ cooperation to move the Hadoop Project forward in the marketplace. The foregoing joint press release must be approved in writing in advance by Yahoo (which approval will not be unreasonably withheld or delayed). Each Party will not otherwise release, issue, or permit to be made or issued any press release, public statement, or other public notice relating to this Agreement, without obtaining the prior written approval of the other Party.

7.2 HortonWorks Marketing. During the period beginning on the Closing Date and ending one (1) year thereafter, and as it deems appropriate, Yahoo will reasonably support HortonWorks’ marketing with respect to the Next Hadoop Release. Yahoo will [**] of Hadoop Base Code [**] that Yahoo is implementing [**] the Hadoop Base Code. Nothing in this Section 7 (Press Release; Marketing) or this Agreement will require Yahoo to take any affirmative steps to [**], public or otherwise, regarding Yahoo’s activities. Yahoo may approve the use of the Yahoo trademarks in HortonWorks marketing materials that accurately describe Yahoo’s use of the Hadoop Base Code and that are in full compliance with Yahoo’s Guidelines for Use of Yahoo! Brand Features set forth at http://docs.yahoo.com/info/permissions/guidelines.html.

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[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

HortonWorks must submit any public announcements, marketing and promotional materials related to Yahoo or that use the Yahoo trademarks for Yahoo’s prior approval in writing in advance (not to be unreasonably withheld or delayed).

7.3 Yahoo Distribution. Yahoo has publicly committed to discontinue the Yahoo distribution of the Hadoop Base Code. Yahoo will discontinue the Yahoo distribution of the Hadoop Base Code and update its web sites and GitHub account to reflect this. Yahoo may distribute any version of Hadoop Base Code to support any product or service of or for Yahoo or its Affiliates.

8.	REPORTING

8.1 Reports on Yahoo Services. HortonWorks will provide to Yahoo a report within ten (10) days at the end of each calendar quarter detailing HortonWorks’ (i) progress on the various Yahoo Services, including any SOWs and estimated and incurred fees and costs, (ii) a report regarding Support Services, including outstanding and resolved Errors, status and timing of resolution, and other matters as further described in Exhibit C (Support Services); and (iii) and other such updates and information related to performance of the Yahoo Services reasonably requested by Yahoo.

9.	COMPENSATION AND PAYMENT TERMS

9.1 Fees and Payments. The fees and payments described in Section 9 (Compensation and Payment Terms) will be the only consideration to be paid for provision of the Yahoo Services and Development Cluster Services and no other fees or payments of any kind will be required to be paid in connection with this Agreement or the Intellectual Property Agreement, by Yahoo in connection with the Yahoo Services, or by HortonWorks in connection with the Development Cluster Services.

9.2 Compensation for Support Services and Hadoop Base Code Services. In consideration for the Support Services and Hadoop Base Code Services, Yahoo will pay HortonWorks the fees set forth in Exhibit F (Fees) (“Support Fees”). The Support Fees will be paid on a quarterly basis, in advance. HortonWorks will invoice such fees to Yahoo on the Closing Date or shortly thereafter (for the period between the Closing Date and the end of the then-current calendar quarter, prorated as applicable) and at the beginning of each calendar quarter during the Term (for such calendar quarter), and Yahoo agrees to pay such invoices within forty-five (45) days after receipt of the invoice.

9.3 Most Favored Nation Status. If, during the term of this Agreement, HortonWorks enters into an agreement to provide any of the Yahoo Services (or any functionally and substantially equivalent services) to any similarly situated third party for a lower price (including, without limitation, for no fee or other consideration) or under a lower pricing arrangement and under terms, conditions, and mutual obligations that correspond in substance when taken as a whole to the terms, conditions, and mutual obligations in this Agreement with respect to the Yahoo Services, then HortonWorks agrees to notify Yahoo promptly and provide to Yahoo such lower price or pricing formula or arrangement retroactively back to the date first

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provided to such other third party and reimburse Yahoo for any overpaid amounts. HortonWorks agrees to abide by its obligations under this Section 9.3 (Most Favored Nation Status) in good faith.

9.4 Invoices. All invoices must be submitted to Yahoo at the following address: Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089, Attention: Accounts Payable with a copy to the designated Yahoo Project Manager. In certain cases, a Party may elect, or require, payment through automated payment processing, in which event the proper ACH form will be promptly provided by such Party.

9.5 Payment Errors. If HortonWorks incorrectly applies Yahoo’s payment (in whole or in part) to a Purchase Order number other than to the Purchase Order number referenced by Yahoo for the applicable Yahoo Services, HortonWorks will promptly apply such payment to the correct Purchase Order and issue a written confirmation of such correction to Yahoo.

9.6 Costs and Expenses. Except to the extent otherwise agreed herein, neither Party will be entitled to reimbursement for any cost or expense unless the cost or expense: (i) is set forth in the applicable SOW, (ii) if for travel or accommodations, was incurred consistent with the Travel Policy, (iii) is detailed on the corresponding invoice and accompanied by supporting documentation, and (iv) is billed at cost.

9.7 Taxes. Amounts payable for Yahoo Services will not include any taxes, and HortonWorks will be solely responsible for all taxes, unless Yahoo expressly agrees otherwise in writing; provided however, in no event will Yahoo be liable for any income taxes imposed on HortonWorks or any other taxes or charges assessed against HortonWorks or associated with the operation of HortonWorks’ business.

9.8 Currency. Unless otherwise agreed by the Parties in writing, all payments hereunder will be invoiced and paid in U.S. currency, regardless of the location in which the services are performed.

10.	CONFIDENTIALITY

10.1 Confidential Information. “Confidential Information” means any and all information and material disclosed by either Party to the other or learned by a Party through physical or remote inspection or observation of the other Party’s servers or premises (whether in writing, or in oral, graphic, electronic, or any other form) that is marked or described as or identified in writing as, confidential or proprietary. Confidential Information, includes, without limitation, any (i) Yahoo Data, (ii) trade secret, know-how, idea, invention, patent application, process, technique, algorithm, Software, hardware, device, design, schematic, identification, or names of servers and other hardware, drawing, formula, data, plan, strategy, and forecast, and (iii) technical, engineering, product, marketing, servicing, financial, personnel, and other proprietary information and materials; provided, in each case, that such information is marked, designated or identified as provided above. Notwithstanding the foregoing, the Parties agree that (a) all information and material disclosed to or learned by HortonWorks through the Supervised

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Access Sessions and (b) the Confidential Licensed Hadoop Assets will be deemed and treated as Confidential Information of Yahoo hereunder regardless of whether it is marked, designated or identified as confidential or proprietary.

10.2 Non-disclosure and Limited Use. Each party will hold all Confidential Information of the other Party in strict confidence and will not disclose, sell, license, transfer, or otherwise make available any Confidential Information of the other Party to any third party. The receiving Party will disclose such Confidential Information only to its personnel and its subcontractors’ personnel who have a legitimate need to know such information in connection with such Party’s performance of this Agreement and who are bound in writing by restrictions regarding disclosure and use of such information comparable to and no less restrictive than those set forth herein. The receiving Party will not use, copy or reproduce any such Confidential Information for the benefit of itself or any third party or for any purpose except to the extent reasonably necessary to exercise its rights or perform its duties under this Agreement or the Intellectual Property Agreement. The receiving Party will take the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication, or dissemination of the Confidential Information of the other Party. Any copies made by the receiving Party will be identified as the property of the disclosing Party and marked “confidential,” “proprietary,” or with a similar legend. All Confidential Information will remain the property of the disclosing Party and all documents, electronic media, and other tangible items or portions thereof, which contain Confidential Information will be delivered to the disclosing Party promptly upon the other Party’s written request. The obligations of this Section 10.2 (Non-disclosure and Limited Use) with respect to any item of Confidential Information will survive any termination or expiration of this Agreement.

10.3 Confidentiality of Agreement. Subject to Section 7.1 (Press Release), each Party may disclose the existence and general nature of this Agreement, but agrees that the terms and conditions of this Agreement will be treated as confidential; provided, however, that each Party may disclose the terms and conditions of this Agreement (i) as required by any court or governmental authority; (ii) as otherwise required by law or applicable rule or regulation (including any rule or regulation of a stock market or exchange); (iii) in confidence to legal counsel and accountants of the Parties and to actual or potential investors, lenders or acquirors; and (iv) in connection with the enforcement of this Agreement or rights under this Agreement.

10.4 Exceptions. The confidentiality obligations set forth in Section 10 (Confidentiality) do not apply to any information that (i) is or becomes publicly known to the public (other than through a breach of this Agreement by the receiving Party after the Closing Date), (ii) was known to the receiving Party, without a duty of confidentiality owed to the disclosing Party, at the time of disclosure hereunder, (iii) becomes known to the receiving Party, without a duty of confidentiality owed to the disclosing Party, from a source other than the disclosing Party, (iv) is independently developed by the receiving Party without use of the Confidential Information of the disclosing Party, or (v) is included within the Licensed Hadoop Assets (other than Confidential Licensed Hadoop Assets). Each Party may disclose Confidential Information of the other in connection with subpoenas, court orders, other legal processes, or as

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otherwise required by law, provided that such Party subject to the requirement gives the other Party prompt written notice of such requirement (unless expressly prohibited in writing in such subpoena, court order, or other legal process) prior to such disclosure to enable such Party to seek a protective order or otherwise prevent or restrict such disclosure and takes reasonable steps to protect the Confidential Information from public disclosure, and provided further that any such disclosure is limited to the minimum extent necessary to comply with the legal requirement.

11.	SITE ACCESS AND DATA SECURITY

11.1 Physical Site Access. If Yahoo Services are to be performed at a Site, Yahoo will permit HortonWorks reasonable access to the applicable Site(s) subject to the terms of this Section 11.1 (Physical Site Access) and all applicable Site Access Policies. HortonWorks will provide Yahoo a list of all Personnel that require access to the Site(s) and will maintain a current list, which will be available to Yahoo at all times. Any Personnel failing a background investigation, as required under Section 11.3 (Background Checks), will be denied access to any Site. In the event HortonWorks is granted Site access, HortonWorks will use commercially reasonable efforts to perform its obligations without interfering with Users or Yahoo’s operations in or around the Site(s). HortonWorks will appoint a designated point of contact for all matters relating to HortonWorks’ compliance with this Section 11.1 (Physical Site Access) and the Site Access Policies. In no event will any Personnel access any Site without advanced written authorization from Yahoo. Any Personnel accessing a Site must at all times be escorted by an authorized Yahoo employee.

11.2 Identification Badges. All Personnel working at a Site will wear a visible Yahoo-issued identification. Immediately upon the termination or reassignment of Personnel who worked at a Site, HortonWorks will promptly provide written notice to the Yahoo security office, and return all security badges and access cards issued to HortonWorks for such Personnel.

11.3 Background Checks. HortonWorks will conduct (and Yahoo may elect to independently conduct) a background check on all Personnel (including, criminal records and civil judgments, professional license verifications, motor vehicle records, social security number, court records, military service records, other public records reports, and verifications of employment, and education) prior to such Personnel undertaking any action in connection with the Agreement; provided that such requirement shall not apply to any such Personnel who are former Yahoo employees transitioned from Yahoo directly to HortonWorks.

11.4 Network and Data Security.

11.4.1 To the extent any Network-Data Communication occurs in connection with the use or performance of the Yahoo Services or in connection with the Development Cluster Services: (i) such Network-Data Communication will be limited solely to HortonWorks’ performance of its obligations or exercise of rights hereunder, and (ii) HortonWorks will (and will cause its Personnel to) comply with the terms set forth in Exhibit E (Information Security Terms).

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11.4.2 HortonWorks will ensure that each of its Personnel who is permitted to access Yahoo’s Information Systems (including the Development Servers) pursuant to this Agreement: (i) will be assigned a separate log-in ID by Yahoo and will use only that ID when logging onto Yahoo’s Information Systems (including the Development Servers); (ii) will log off from Yahoo’s Information Systems or Development Servers immediately upon completion of their use thereof or at least once every twenty-four (24) hours, whichever is sooner; (iii) will not allow any other individuals to access Yahoo’s Information Systems (including the Development Servers); and (iv) will keep confidential the ID and all other information that enables such access. HortonWorks will promptly (and, in any event, within twenty-four (24) hours) notify Yahoo upon termination of any Personnel with access to Yahoo’s Information Systems (including the Development Servers) so that Yahoo may change access codes for such Personnel and take other necessary preventive measures to prevent unauthorized access.

11.4.3 As between Yahoo and HortonWorks under this Agreement, Yahoo Data collected, used, or stored by HortonWorks will be the sole and exclusive property of Yahoo. If Yahoo requests that HortonWorks complete and sign a HortonWorks data security disclosure form, HortonWorks will provide such disclosure form in the form and substance requested by Yahoo within five (5) days of Yahoo’s request, and any such HortonWorks data security disclosure form will be treated by HortonWorks as Confidential Information.

11.4.4 It is not anticipated that HortonWorks will have access to Personal Information in connection with its provision of the Yahoo Services (except through Supervised Access Sessions). HortonWorks will not (and will not attempt to) collect, use, access, retrieve or disclose in connection with the Agreement any Personal Information without Yahoo’s prior express written consent. In the event any Personnel is authorized to access or view Personal Information during any Supervised Access Session, HortonWorks will not (and will cause such Personnel not to) document, take pictures or screenshots of, or otherwise try to retain or memorize, the Personal Information and HortonWorks will (and will cause such Personnel to) otherwise take reasonable and necessary steps to ensure that such Personal Information is not shared with or disclosed to any other Personnel or other Persons. HortonWorks’ breach of this Section 11.4.4 will automatically be deemed and be treated as a Security Issue pursuant to Exhibit E (Information Security Terms).

11.5 Yahoo Server Access. All access to Yahoo Servers by HortonWorks Personnel will be subject to and in compliance with the terms of this Section 11.5 (Yahoo Server Access). In order to gain access to Yahoo Servers, HortonWorks will: (i) provide to Yahoo the names of all Personnel who require access, (ii) demonstrate a valid business need for such individual(s) to be provided with access, (iii) provide to Yahoo a copy of a recently completed background check report for each such individual on whose behalf access is being requested (except if such background check is not required under Section 11.3 (Background Checks)), and (iv) describe the scope and nature of the requested access needed by each such Personnel to perform his or her job functions. If HortonWorks Personnel require additional access rights subsequent to Yahoo’s issuance of authentication credentials, HortonWorks must request approval for those rights by repeating the process outlined above. HortonWorks will ensure that all credentials for accessing or using any Yahoo Servers are used and stored by its Personnel in a manner consistent with the obligations set forth in this Agreement and the terms of Exhibit E (Information Security Terms).

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Yahoo may immediately suspend HortonWorks’ or any Personnel’s access to any Yahoo Server at any time for maintenance purposes and Yahoo may terminate such access if it reasonably believes that continued access by HortonWorks or such Personnel poses a meaningful risk to Yahoo, its systems, data or interests. In the event that access is suspended or terminated by Yahoo subject to the terms of this paragraph, Yahoo will promptly notify HortonWorks and the Parties will work in good faith to address and resolve the issue(s) that led to the suspension or termination of such access in a timely manner.

11.6 Access to Development Servers. Upon their receipt of access credentials for the Development Servers, and subject to the terms of Section 11.1 (Physical Site Access), HortonWorks’ employees will have direct remote access to the Development Servers.

11.7 Access to Other Servers. HortonWorks access to the QE Servers, Sandbox Servers, Research Servers and Production Servers (i) will be limited to work performed by HortonWorks in connection with the Yahoo Services for Yahoo’s benefit, (ii) will only take place via Yahoo-monitored Supervised Access Sessions (“buddy system”), and (iii) must be arranged with a Yahoo designated supervisor for Supervised Access Sessions in advance (including articulating a basis for and proposed scope for requesting such access), except in the case of addressing P0 Errors, P1 Errors or a Security Issue, where Yahoo and HortonWorks will cooperate to arrange for Yahoo-monitored Supervised Access Session as appropriate to meet applicable service levels for such incidents. As part of the Supervised Access Sessions, Yahoo will initiate a shared desktop session from which both Yahoo personnel and HortonWorks Personnel can co-browse the session. The sessions will be required to come from a Yahoo machine, Yahoo personnel will monitor the session (including the right to record the session via audio and/or video), and at all times Yahoo will control the state of the session, including the ability to modify, suspend or terminate the session at anytime. Yahoo will determine the appropriate tools for such support sessions (e.g., Adobe Connect), including the right to change such tools from time to time at its sole discretion. Yahoo will make a list of Yahoo’s designated supervisor for Supervised Access Sessions available to HortonWorks. Furthermore, HortonWorks agrees not to take any screen shots, video or audio recording of, or otherwise attempt to retain any Confidential Information embodied in or accessible or viewable from, the QE Servers, Sandbox Servers, Research Servers and Production Servers. HortonWorks will ensure that no code, software, or data belonging to a third party will be stored on any of the QE Servers, Sandbox Servers, Research Servers or Production Servers without express written pre-approval by a Yahoo personnel specifically identified by Yahoo in advance as authorized to review such code. HortonWorks will not take any action via access to the QE Servers, Sandbox Servers, Research Servers, or Production Servers that materially adversely affects the Supported Hadoop Software or Yahoo’s systems.

11.8 Subcontractors. All references to personnel in this Section 11 (Site Access and Data Security) include references to Subcontractors and Subcontractor personnel.

12.	REPRESENTATIONS AND WARRANTIES

12.1 HortonWorks Warranties. HortonWorks represents and warrants that: (i) it is a validly existing business entity, duly licensed and qualified to carry on its business/operations

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and perform its obligations, (ii) it has all rights, licenses, permits, qualifications, and consents necessary to perform the Yahoo Services, (iii) its performance under the Agreement does not and will not violate or cause a breach of the terms of any other agreement to which it is a party, (iv) it is not in default of any other agreement and there are no proceedings threatened or pending under order of any court, arbitrator, administrative agency, or other authority, which would affect performance of the Agreement, (v) it will deliver and perform all Yahoo Services in a professional and workmanlike manner in accordance with this Agreement, (vi) to its knowledge, the Hadoop Base Code made available to Yahoo under this Agreement (and the media on which such items are performed and/or delivered) will be free of viruses, Trojan horses, trap doors, backdoors, Easter eggs, logic bombs, worms, time bombs, cancelbots, and/or other computer programming routines that are designed to damage, interfere with, intercept, disable, deactivate, or expropriate any Information System of Yahoo, its Affiliates, or its or their Users, and (vii) it will take all necessary precautions to prevent injury to any person or damage to any property while performing the Yahoo Services.

12.2 Yahoo Warranties. Yahoo represents and warrants that: (i) it is a validly existing business entity, duly licensed and qualified to carry on its business/operations and perform its obligations, (ii) it will perform all of its activities hereunder in a professional and workmanlike manner in accordance with this Agreement, and (iii) to its knowledge, the Hadoop Base Code made available to HortonWorks under this Agreement (and the media on which such items are performed and/or delivered) will be free of viruses, Trojan horses, trap doors, backdoors, Easter eggs, logic bombs, worms, time bombs, cancelbots, and/or other computer programming routines that are designed to damage, interfere with, intercept, disable, deactivate, or expropriate any Information System of HortonWorks or its customers.

12.3 Warranty Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 12.1 (HORTONWORKS WARRANTIES) OR 12.2 (YAHOO WARRANTIES) AND AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL SOFTWARE PROVIDED HEREUNDER IS PROVIDED “AS IS”, AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE.

13.	INDEMNIFICATION

13.1 Indemnity for Yahoo Services. HortonWorks will indemnify, defend and hold harmless the Yahoo Entities from all third party claims that arise out of or in connection with (i) the negligence of HortonWorks in the provision of the Yahoo Services, (ii) HortonWorks’ use or access of the Development Servers in a manner that breaches the terms of this Agreement, (iii) breach or alleged breach of the security terms in Section 11 (Site Access and Data Security) and in Exhibit E (Information Security Terms), (iv) breach or alleged breach of the warranties made by HortonWorks in Subsections 12.1(vi) and 12.1(vii) (HortonWorks Warranties), or (v) any claim that any Software developed and contributed during the Term by HortonWorks to the Hadoop Base Code and delivered to Yahoo hereunder misappropriates or infringes any trade secret or copyright of a third party (collectively “HortonWorks Claim(s)”).

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13.2 Yahoo Indemnity. Yahoo will indemnify, defend and hold harmless HortonWorks, its Affiliates and their officers, directors, consultants, contractors, agents, attorneys, and employees from all third party claims that arise out of or in connection with (i) breach or alleged breach of the warranties made by Yahoo in Subsection 12.2(iii) (Yahoo Warranties), or (ii) any claim that any Software developed and contributed during the Term by Yahoo to the Hadoop Base Code and delivered to HortonWorks hereunder misappropriates or infringes any trade secret or copyright of a third party (“Yahoo Claim(s)”).

13.3 Procedures. For purposes of this Section 13.3 (Procedures) the term “Claim” shall mean a HortonWorks Claim when HortonWorks is the indemnifying Party and shall mean a Yahoo Claim when Yahoo is the indemnifying Party. The Party seeking indemnity will provide prompt notice of the commencement of the Claim and (at the indemnifying Party’s sole expense) reasonably cooperate to facilitate the settlement or defense of such Claim. The indemnifying Party is solely responsible for defending any Claim, subject to such indemnifying Party’s right to participate with counsel of its own choosing at its own expense, and for payment of all judgments, settlements, damages, losses, liabilities, costs, and expenses, including reasonable attorneys’ fees, resulting from all Claims against an indemnified Party (subject to Section 15 (Limitation of Liability)). The indemnifying Party will not agree to any settlement that imposes any obligation or liability on an indemnified Party without such indemnified Party’s prior express written consent (which will not be unreasonably withheld).

14.	INSURANCE

14.1 Coverage. HortonWorks will obtain and keep in effect, at HortonWorks’ expense, insurance coverage as follows: (i) comprehensive general liability insurance, on an occurrence policy form, with policy limits equal to or greater than $1,000,000 per occurrence (combined single limit) and $2,000,000 in the aggregate, covering operations by or on behalf of HortonWorks, including coverage for: (a) premises and operations, (b) products and completed operations, (c) broad-form contractual liability, (d) broad-form property damage (including completed operations), and (e) personal injury liability/advertising injury; (ii) employee dishonesty insurance, naming Yahoo! Inc. as a loss payee, with policy limits equal to or greater than $250,000; (iii) professional liability insurance, on a “claims made” policy form, including errors and omissions coverage, with policy limits equal to or greater than $5,000,000 annual aggregate; (iv) automobile liability insurance, including coverage for all owned (to be added if and when HortonWorks owns any automobiles), hired, and non-owned automobiles with policy limits equal to or greater than $1,000,000 combined single limit for each accident for bodily injury and property damage; (v) workers’ compensation and/or employer’s liability insurance as required by Laws where the Yahoo Services are performed, provided, however, that in no event will policy limits be less than $1,000,000 each accident for bodily injury by accident, and $1,000,000 each employee for bodily injury by disease policy limit; (vi) umbrella liability insurance, on an occurrence policy form, with policy limits of $10,000,000 per occurrence and in the aggregate; and (vii) such other liability insurance coverage and policy limits as may be requested by Yahoo.

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14.2 Certificates and Policies of Insurance. A Certificate of Insurance and a complete form of the policy of insurance evidencing the required coverage and limits of liability must be furnished to Yahoo before HortonWorks provides any Yahoo Services, but in no event later than forty-five (45) days after the Closing Date, and at such other times as requested by Yahoo. Yahoo may provide specific requirements for the form of policy and may reject in its sole discretion any form of policy which it deems unsuitable. HortonWorks or its insurance carrier(s) will provide Yahoo thirty (30) days written notice prior to cancellation or intent not to renew any insurance coverage(s) required to be maintained by the Agreement. All insurance policies will be written by financially viable companies rated by A. M. Best as A-VII or better and duly licensed and authorized to do business in the state, province or territory in which HortonWorks is located. Insurance coverage will provide coverage for claims, liabilities, or damages related to or resulting from the Yahoo Services and receipt of the Development Cluster Services, and Yahoo will be named as an additional insured under HortonWorks’ policies for comprehensive general liability insurance and professional liability insurance. Policy deductibles will not be more than $100,000, and HortonWorks will notify Yahoo of the amount of any applicable deductibles. HortonWorks agrees to indemnify and hold Yahoo harmless for covered losses and/or occurrences that fall within any applicable deductible. HortonWorks will furnish copies of any endorsements subsequently issued which amend or renew coverage or limits required to be maintained by the Agreement within thirty (30) days of the effective date of such renewal coverage or modification. Certificates of insurance will be mailed to: Yahoo! Inc., Procurement Department, 701 First Avenue, Sunnyvale, CA 94089.

14.3 Continuation of Insurance. HortonWorks will keep all liability insurance coverage required by the Agreement in effect for at least four (4) years after the expiration or termination of the Agreement. All policies, if any, providing insurance on a “claims made” basis will provide coverage applicable to loss or damage arising out of acts or injuries that occur at any time that liability insurance is required to be maintained by HortonWorks by the Agreement.

14.4 Obligations. In no event will the insurance coverage, deductible, self-insured retention, or limits of any insurance maintained by HortonWorks under the Agreement, or the lack or unavailability of any other insurance, limit, or diminish in any way HortonWorks’ obligations or liability to Yahoo under the Agreement.

15.	LIMITATION OF LIABILITY

EXCEPT FOR (A) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN SECTION 10 (CONFIDENTIALITY) OF THIS AGREEMENT OR IN SECTION 7 (CONFIDENTIALITY) OF THE TRANSITION SERVICES AGREEMENT, (B) HORTONWORKS’ BREACH OF SECTION 11 (SITE ACCESS AND DATA SECURITY) OF THIS AGREEMENT, (C) HORTONWORKS’ BREACH OF SECTIONS 3.2 (FACILITIES RESTRICTIONS), 4.3 (SYSTEM ACCESS RESTRICTIONS) OR 5.2 (SECURITY RESTRICTIONS) IN THE TRANSITION SERVICES AGREEMENT, OR (D) HORTONWORKS’ BREACH OF SECTION 2.1.2 (CONFIDENTIAL LICENSED HADOOP ASSETS) OF THE INTELLECTUAL PROPERTY AGREEMENT (COLLECTIVELY, “SPECIAL TERMS”), IN NO EVENT WILL HORTONWORKS AND/OR ANY YAHOO ENTITY BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS

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AGREEMENT, THE TRANSITION SERVICES AGREEMENT OR THE INTELLECTUAL PROPERTY AGREEMENT, UNDER ANY LEGAL OR EQUITABLE THEORY (INCLUDING STRICT LIABILITY OR NEGLIGENCE) FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT. EXCEPT FOR BREACH OF THE SPECIAL TERMS, IN NO EVENT WILL A PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT AND THE INTELLECTUAL PROPERTY AGREEMENT (COLLECTIVELY) EXCEED [**] IN THE AGGREGATE. WITH RESPECT TO ANY BREACH OF THE SPECIAL TERMS, IN NO EVENT WILL A PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT AND THE INTELLECTUAL PROPERTY AGREEMENT (COLLECTIVELY) EXCEED [**] IN THE AGGREGATE; PROVIDED, HOWEVER, THAT WITH RESPECT TO A WILLFUL (I.E., VOLUNTARY OR INTENTIONAL, WHETHER OR NOT MALICIOUS) BREACH BY HORTONWORKS OF SECTION 2.1.2 (CONFIDENTIAL LICENSED HADOOP ASSETS) OF THE INTELLECTUAL PROPERTY AGREEMENT, THE FOREGOING LIMITS SHALL NOT APPLY. FURTHER, FOR CLAIMS BASED ON FACTS ARISING SOLELY AFTER EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT, THE AGGREGATE LIMITS SET FORTH ABOVE SHALL BE REDUCED FROM [**] TO [**] (WITH RESPECT TO LIABILITY FOR ANY MATTER OTHER THAN BREACH OF SPECIAL TERMS) AND FROM [**] TO [**] (WITH RESPECT TO ANY BREACH OF THE SPECIAL TERMS), RESPECTIVELY (SUBJECT TO THE SAME EXCEPTION FOR WILLFUL BREACH OF SECTION 2.1.2 (CONFIDENTIAL LICENSED HADOOP ASSETS) OF THE INTELLECTUAL PROPERTY AGREEMENT).

16.	TERM AND TERMINATION

16.1 Term. Unless earlier terminated as provided herein, the term of this Agreement will commence on the Closing Date and continue for a period of two (2) years (the “Term”). Notwithstanding the foregoing, upon the first anniversary of the Closing Date, the Parties’ respective rights or obligations under the following Sections and Exhibits will terminate: Section 3 (Hadoop Base Code Services) and Exhibit B (Hadoop Base Code Services), but, for clarity, the termination of such services shall not alter the Support Fees payable by Yahoo under this Agreement for the remainder of the Term.

16.2 Termination of Agreement for Cause. Either Party may terminate this Agreement, as a whole, by written notice to the other Party if the other Party (a) materially breaches any provision of this Agreement and such breach is not cured within thirty (30) days after written notice thereof is received by the other Party, provided that in the event such breach is not reasonably capable of being cured during such thirty (30) day period, the non-breaching Party may not terminate the Agreement if the other Party has taken commercially reasonable efforts to cure the breach and mitigate the effects (and/or address the cause) thereof; or (b) ceases business operations (unless there has been a permitted transfer of its business in accordance with Section 17.1 (Assignment)), becomes insolvent, or is subject to any bankruptcy or other similar legal processes or proceedings (and with respect to involuntary processes or proceedings, such proceedings are not dismissed within thirty (30) days after having been instituted).

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[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Notwithstanding the foregoing, if Yahoo reasonably believes that HortonWorks’ (or any Personnel’s) breach of Section 11 (Site Access and Data Security) poses a meaningful risk to Yahoo, its systems, data or interests, Yahoo may suspend this Agreement immediately. Upon such suspension, Yahoo will promptly advise HortonWorks of the reason for such suspension and HortonWorks will have thirty (30) days to resolve Yahoo’s concerns. During the suspension, Yahoo will cooperate in good faith with HortonWorks as required to enable HortonWorks to address Yahoo’s concerns. If HortonWorks fails to address Yahoo’s concerns within thirty (30) days, Yahoo may terminate this Agreement immediately upon written notice to HortonWorks.

16.3 Termination for Convenience. In addition, at any time after the first nine (9) months following the Closing Date, Yahoo may terminate this Agreement, with or without cause, upon ninety (90) days’ prior written notice to HortonWorks. In the event of termination pursuant to this Section 16.3 (Termination for Convenience), both Parties will continue to provide the terminated services during the notice period.

16.3.1 Wind-down of Terminated Services. Upon any termination or expiration of any Yahoo Services (or any portion thereof) or Development Cluster Services, the Party providing the applicable services (“Servicing Party”) will continue to provide the terminated services until the effective date of such termination (except as otherwise instructed in writing by the non-Servicing Party if termination is desired earlier, provided that such instruction shall not relieve the non-Servicing Party of its obligation to pay any fees); cease performance of the terminated services in an efficient, workmanlike and cost-effective manner; and cooperate with the non-Servicing Party in the transition as requested by the non-Servicing Party, including by providing know-how, information and materials reasonably requested by the non-Servicing Party to which the non-Servicing Party is entitled to have access (subject to Section 10 (Confidentiality)), at the non-Servicing Party’s reasonable expense.

16.4 Effect of Termination. Upon termination or expiration of this Agreement, any Yahoo Service, or the Development Cluster Services, each Party will promptly return to the other Party or securely destroy (in a manner pre-approved by such other Party in writing) all property of such other Party in such Party’s possession, including, without limitation, all Confidential Information (except Confidential Licensed Hadoop Assets) of such other Party (including all copies thereof) and, with respect to HortonWorks as the receiving Party, any security badges and access cards issued to HortonWorks (or, in the case of a terminated service, the portion of the foregoing relevant to the terminated service). The following Sections (and referenced Exhibits) will survive the expiration or any termination of this Agreement: 1 (Definitions), 10, (Confidentiality), 12.3 (Warranty Disclaimer), 13 (Indemnification), 15 (Limitation of Liability), 16.4 (Effect of Termination), 18.2 (Schedules; Exhibits; Integration), 18.7-18.14, 18.17 (Cumulative Remedies).

17.	CORPORATE TRANSACTIONS

17.1 Assignment. Neither Party may transfer or assign this Agreement without the consent of the other Party. In the case of Change of Control that requires a transfer or assignment of this Agreement, a Party may transfer or assign this Agreement (together with its

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rights and obligations thereunder) without the consent of the other Party. In the case of any transfer or assignment of this Agreement, including in connection with any Change of Control, HortonWorks may only transfer or assign this Agreement (together with the rights and obligations hereunder), or structure such Change of Control such that this Agreement (together with the rights and obligations hereunder) is transferred or assigned, concurrent with the transfer or assignment of the Intellectual Property Agreement and to the same Person, provided that if a Change of Control of Yahoo results in a significant increase in the scope of the Support Services required to be provided by HortonWorks, HortonWorks’ obligations with respect to such Support Services will be limited to the scope of the Support Services provided by HortonWorks prior to such Change of Control, plus reasonable increases of such scope over time, consistent with the rate of increase in such scope prior to such Change of Control. For clarity, any successor to a Yahoo product or service supported prior to the Change of Control will be considered within the scope the Support Services provided by HortonWorks. Without limiting any of the foregoing, any transferee or assignee will (and, as a condition to the transfer or assignment, must) expressly agree in writing to be bound by the terms and conditions of this Agreement (including the obligation to license and to subject further transferees or assignees to this Agreement), and upon consummation of the transfer or assignment, references herein to the transferring or assigning Party will be to the transferee or assignee. Any assignment or transfer inconsistent with this Section 17.1 (Assignment) will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors, transferees and assigns.

17.2 Spin-off by Yahoo. Notwithstanding anything to the contrary, if Yahoo (or an Affiliate of Yahoo) spins off a business or product line by selling, transferring, or otherwise disposing of it to a third party, or reduces ownership or control in an Affiliate so that it is no longer an Affiliate of Yahoo, HortonWorks will continue to provide Support Services to such spun-off business or product line or former Affiliate in accordance with the terms and conditions of Section 4.3 (Support for Affiliates) (to the extent such Affiliate qualified for Support Services immediately prior to spin-off) for a period the shorter of (i) twelve (12) months or (ii) the remaining Term of the Agreement following the consummation of such transaction, in each case, solely with respect to the systems and Software utilized by the spun-off business or product line or former Affiliate prior to the consummation of such transaction (and their successor systems and Software). Except as expressly set forth in this Section 17.2 (Spin-off by Yahoo), such spun-off business or product line or former Affiliate shall retain no rights granted to Yahoo’s Affiliates or Yahoo in this Agreement (including any rights granted in Section 9.3 (Most Favored Nation Status)). For clarity, HortonWorks will only be required to provide indirect Tier 3 Support for Hadoop for any such spun-off business or product line or former Affiliate, and only for so long as Yahoo is providing Tier 1 Support and Tier 2 Support for Hadoop therefor (subject to earlier expiration of such obligation as set forth above).

17.3 Change of Control Definition. As used herein, the term “Change of Control” means any of the following with respect to a Party: (i) any Person (or a group of Persons acting together), becomes, through one or more related transactions, a “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of either (a) the then outstanding shares of common stock of such Party or (b) the combined voting power of the then outstanding voting securities of such Party

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entitled to vote generally in the election of directors; (ii) such Party merges, consolidates, acquires, is acquired by, or otherwise combines with any Person or group of Persons in a transaction in which such Party is not the surviving entity; or (iii) the sale, transfer, or other disposition of all or substantially all of the assets of such Party to any Person or group of Persons (including any intercompany transfer between one or more Yahoo Entity). HortonWorks will advise Yahoo promptly regarding any actual Change of Control.

18.	GENERAL

18.1 Amendments; Waiver. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of the Parties hereto. No waiver of any provision or consent to any exception to the terms of this Agreement will be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent, and instance so provided.

18.2 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement will be in writing and will constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

18.3 Force Majeure. A Party will be excused from a delay in performing, or a failure to perform, its obligations under the Agreement to the extent such delay or failure is caused by the occurrence of any contingency beyond the reasonable control, and without any fault, of such Party, such as acts of God, wars, riots, power failures, tsunamis, earthquakes, tornados, hurricanes, volcanic eruptions, fires, and floods (referred to as a “Force Majeure Event”). In such event, the performance times will be extended for a period of time equivalent to the time lost due to the Force Majeure Event. In order to avail itself of the relief provided in this Section 18.3 (Force Majeure), the affected Party must act with due diligence to remedy the cause of, or to mitigate or overcome, such delay or failure.

18.4 Equitable Relief. Each Party acknowledges and agrees that, due to the unique nature of the services described herein and each other’s Confidential Information, there may be no adequate remedy at law to compensate the other Party for such Party’s breach of Section 10 (Confidentiality) or Section 11 (Site Access and Data Security); that any such breach may cause irreparable harm to the other Party; and, therefore, that upon any such breach or threat thereof, such other Party will be entitled to seek specific performance and other injunctive and equitable relief in any competent court, in addition to any other available remedies, without the need for posting any bond or security or proving actual damages, in addition to whatever remedies it may have at law.

18.5 Yahoo Operations. Nothing in this Agreement will preclude Yahoo or its Affiliates from (i) continuing to use, developing (either independently or together with any third parties) or acquiring rights to, licensing, or supporting any Software with features or functions similar to or competitive with the features and functionalities of any Yahoo Services or Deliverable, or (ii) performing, obtaining, or utilizing any similar or competitive services.

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18.6 Escalation Procedure. In the event of any dispute arising out of or relating to this Agreement, including any SOW, Change Order, or Purchase Order or any breach of the provisions of Section 12.1 (HortonWorks Warranties) (“Dispute”), the Parties will attempt to resolve the Dispute as follows, in addition to pursuing any available remedy: (i) the Party claiming the Dispute will provide to the other Party written notice detailing such Dispute and the proposed steps to be undertaken to resolve the Dispute; (ii) the Project Manager, or an equivalent, from each Party will meet within two (2) business days of receipt of the written notice to determine the steps to resolve the matter and will continue to attempt in good faith to resolve the dispute thereafter; and (iii) either Party may request to escalate the dispute to the Executive Committee at any time and the Executive Committee will meet within five (5) business days of such request.

18.7 Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of California without regard to the choice of law principles thereof. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of California located in Santa Clara County and the United States District Court for the Northern District of California for the purpose of any suit, action, or proceeding arising out of or otherwise relating to this Agreement. Each Party irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. The United Nations Convention on Contracts for the International Sale of Goods does not apply to the Agreement. Notwithstanding anything to the contrary in this Agreement and subject to the limits in Section 5.2 (Licenses Irrevocable) of the Intellectual Property Agreement, either Party may enforce a judgment or seek injunctive and other equitable relief to enforce its rights hereunder in any court of competent jurisdiction.

18.8 Construction. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, will not be applicable in the interpretation of this Agreement.

18.9 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

18.10 Headings. The descriptive headings of the Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

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18.11 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto (including any SOW or Change Order) may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts will constitute one and the same agreement (or other document) and will become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.

18.12 Independent Contractors. The Parties are independent contractors. Nothing herein will be construed as creating any agency, partnership, or other form of joint enterprise between the Parties, and neither Party may create any obligations or responsibilities on behalf of the other Party.

18.13 Notices. All notices will be in writing, and delivered by nationally recognized overnight carrier, or mailed using the United States Postal Service’s prepaid first-class postage, to the recipients as set forth below:

Yahoo Notice Addresses:

Yahoo! Inc.

VP Cloud or SVP Products

701 First Avenue

Sunnyvale, CA 94089

Fax:

With a copy to:

Yahoo! Inc.

General Counsel

701 First Avenue

Sunnyvale, CA 94089

Fax:

HortonWorks Notice Address:

HortonWorks, Inc.

455 W Maude Avenue, Suite 200

Sunnyvale, CA 94085

Fax:

Attn:     Chief Executive Officer

With a copy to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Fax:

Attn:     James D. Riley, Esq.

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All notices will be deemed received as follows one (1) business day after deposited with a nationally recognized overnight carrier service, such as FedEx or three (3) days after the day deposited with the United States Postal Service. Either Party may update its notice address by sending written notice of such change to the other Party as set forth in this Section 18.13 (Notices).

18.14 No Third-Party Beneficiaries. Nothing contained in the Agreement is intended to, or will be construed to, confer upon any Personnel, Subcontractor, or other person or entity not a Party hereto any rights or benefits of any kind, and no such Personnel, Subcontractor, person, or entity will be deemed a third-party beneficiary under the Agreement. Notwithstanding the foregoing, to the extent any Affiliate of Yahoo has been specifically extended rights under this Agreement, such Affiliate will be a third-party beneficiary to the Agreement.

18.15 Anti-Corruption Compliance. Each Party will comply with the U.S. Foreign Corrupt Practices Act and other applicable anti-corruption Laws. Each Party represents, warrants, and covenants that such Party has not and will not make or offer any payments to, or confer or offer any benefit upon any third party, including any person or firm employed by or on behalf of any governmental customer, government official or employee, political party, employee of any political party, or political candidate with the intent to influence the conduct such third party in any manner relating to the subject of the Agreement.

18.16 Export Control Compliance. Each Party will not export, re-export, resell, ship, divert, or cause to be exported, re-exported, resold, shipped, or diverted directly or indirectly any regulated material, including technical data, to any country for which the U.S. Government, any agency thereof, or any other sovereign government, requires an export license or other governmental approval without first obtaining such license or approval. Further, each Party will: (a) comply with U.S export controls regulating deemed exports, (b) obtain all export licenses that may be required before releasing export-controlled software and technology to its foreign national personnel or subcontractors, and (c) ensure that none of its personnel or subcontractors are identified on U.S. Government export exclusion lists. Each Party will provide the other Party with all information that may be required to comply with all export Laws, including applicable export control classification numbers, and documentation substantiating U.S. and foreign regulatory approvals.

18.17 Cumulative Remedies. The rights and remedies of each Party under this Agreement are not exclusive and may be exercised alternatively or cumulatively, with any other rights and remedies available under this Agreement or in law or equity.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

YAHOO! INC.

By:	/s/ Timothy R. Morse
Name:	Timothy R. Morse
Title:	Chief Financial Officer

SIGNATURE PAGE TO

COMMERCIAL AGREEMENT

CONFIDENTIAL

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

HORTONWORKS, INC.

By:	/s/ Rob Bearden
Name:	Rob Bearden
Title:	Chief Executive Officer

SIGNATURE PAGE TO

COMMERCIAL AGREEMENT

CONFIDENTIAL

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EXHIBIT A

DEFINITIONS

1.	“Advisory Council” has the meaning set forth in Section 3.3 (Technical Product Advisory Council) of this Agreement.

2.	“Affiliate” has the meaning set forth in the Intellectual Property Agreement. For clarity, notwithstanding the foregoing, for purposes of this Agreement, HortonWorks will not be deemed an Affiliate of Yahoo and Yahoo will not be deemed an Affiliate of HortonWorks.

3.	“Agreement” has the meaning set forth in the Recitals of this Agreement.

4.	“Apache Contributor License” has the meaning set forth in the Intellectual Property Agreement.

5.	“Apache License” has the meaning set forth in the Intellectual Property Agreement.

6.	“Apache Software Foundation” has the meaning set forth in the Intellectual Property Agreement.

7.	“API” has the meaning set forth in the Intellectual Property Agreement.

8.	“Benchmark” has the meaning set forth in the Recitals of this Agreement.

9.	“Change” has the meaning set forth in Section 2.5 (Change Order Process) of this Agreement.

10.	“Change Order” has the meaning set forth in Section 2.5 (Change Order Process) of this Agreement.

11.	“Change of Control” has the meaning set forth in Section 17.3 (Change of Control Definition) of this Agreement.

12.	“Claim” has the meaning set forth in Section 13.3 (Procedures) of this Agreement.

13.	“Closing Date” has the meaning set forth in the Series A Preferred Stock Purchase Agreement.

14.	“Confidential Information” has the meaning set forth in Section 10.1 (Confidential Information) of this Agreement.

15.	“Confidential Licensed Hadoop Assets” has the meaning set forth in the Intellectual Property Agreement.

16.	“Deliverables” means any deliverables described in a SOW, including all developments, discoveries, inventions, products, product formulae, Software, drawings, procedures,

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processes, specifications, reports, notes, documents, information, plans, reports, compilations of data, and other materials made, conceived, reduced to practice, or developed by HortonWorks alone or with others, which are made available (or required to be made available to Yahoo or its Affiliates) under a SOW.

17.	“Delivery Requirements” has the meaning set forth in Exhibit B (Hadoop Base Code Services) of this Agreement.

18.	“Development Cluster Services” has the meaning set forth in Section 6.1 (Development Cluster Services) of this Agreement.

19.	“Development Servers” has the meaning set forth in Section 6.1 (Development Cluster Services) of this Agreement.

20.	“Dispute” has the meaning set forth in Section 18.6 (Escalation Procedure) of this Agreement.

21.	“Emergency Bug Fix” means any Error Correction intended for immediate deployment on a Production Server to fix a P0 Error. Emergency Bug Fixes are “Updates” under this Agreement and the Intellectual Property Agreement.

22.	“Error” means any regression of Software from its previous or intended function, causing such Software to fail or otherwise not conform to any of its specifications or requirements in any manner or otherwise impacting the Yahoo Network. “Errors” include P0 Errors, P1 Errors, P2 Errors, and P3 Errors.

23.	“Error Correction” means a (i) modification, addition, extension, derivative works, upgrades, enhancement, update, replacement, deletion, improvement or other change to correct an Error or (ii) procedure or routine (other than a work-around) performed (without additional cost, resources, hardware, software, or network elements) in regular and automatic operation that eliminates the effect of an Error. Error Corrections include Emergency Bug Fixes and Patches and will be considered “Updates” under this Agreement and the Intellectual Property Agreement.

24.	“Executive Steering Committee” has the meaning set forth in Section 2.4 (Executive Steering Committee) of this Agreement.

25.	“Force Majeure Event” has the meaning set forth in Section 18.3 (Force Majeure) of this Agreement.

26.	“Hadoop Base Code” has the meaning set forth in the Intellectual Property Agreement.

27.	“Hadoop Base Code Services” has the meaning set forth in Section 3.1 (Performance of the Hadoop Base Code Services) of this Agreement.

28.	“Hadoop Project” has the meaning set forth in the Intellectual Property Agreement.

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29.	“Hadoop Software” means Software for scalable, distributed computing that is sponsored and distributed by the Apache Software Foundation. Hadoop Software includes all Software made available by the Hadoop Project.

30.	“HortonWorks” has the meaning set forth in the Preamble of this Agreement.

31.	“HortonWorks Claim(s)” has the meaning set forth in Section 13.1 (Indemnity for Yahoo Services).

32.	“Information System(s)” means: (i) any information or communications system, including net-services, internal computer systems, internal data networks, software applications, broadband/satellite/wireless communications systems, and voicemail, and (ii) the means of access to such systems, including all authentication methods.

33.	“Intellectual Property Agreement” has the meaning set forth in the Recitals of this Agreement.

34.	“Laws” means any and all applicable laws, statutes, directives, ordinances, treaties, contracts, or regulations.

35.	“Licensed Hadoop Assets” has the meaning set forth in the Intellectual Property Agreement.

36.	“Major Release” means an Update to the Hadoop Base Code that includes one or more substantial new features or functions. Major Releases will be considered “Updates” under this Agreement and the Intellectual Property Agreement.

37.	“Network-Data Communication(s)” means: (a) any HortonWorks-hosted interface HortonWorks makes available to Yahoo pursuant to the Agreement, (b) any access to Yahoo’s Information Systems (including the Development Servers) made pursuant to the terms of this Agreement, (c) any communication, contact, or interconnection/between the Information Systems of Yahoo (including the Development Servers) and HortonWorks, or (d) any access/exposure to or communication of Yahoo Data, including any Software or Intellectual Property that is stored on Yahoo’s internal systems.

38.	“Next Hadoop Release” has the meaning set forth in Section 3.1 (Performance of the Hadoop Base Code Services) of this Agreement.

39.	“P0 Error” means an Error on the Production Servers that causes one or more material features or functions of the Software to become unavailable or materially degrades the reliability, security or performance of the Software and is without a known Workaround or remedy.

40.	“P1 Error” means an Error on the Sandbox Servers, Research Servers or Production Servers that causes a material adverse effect to one or more features or functions or the reliability, security or performance of the Software and is without a known Workaround or remedy.

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41.	“P2 Error” means (a) a P1 Error for which (i) HortonWorks has delivered an adequate Workaround, as reasonably determined by Yahoo, or (ii) there is a known Workaround or remedy, as reasonably determined by Yahoo, or (b) any other Error that (i) causes a material adverse effect on any feature or function or the reliability, security or performance of the Software, for which there is a known Workaround or remedy, or (ii) causes a non-material adverse effect on any feature or function or the reliability, security or performance of the Software, for which there is no known Workaround or remedy.

42.	“P3 Error” means any other Errors, including Errors that cause inconveniences such as cosmetic problems or documentation inaccuracies but do not impact the operation of the Software.

43.	“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

44.	“Patch” means a package of one or more Error Corrections. Patches will be considered “Updates” under this Agreement and the Intellectual Property Agreement.

45.	“Patch Release” means an Update to the Hadoop Base Code that contains a Patch or set of Patches intended to address known Errors in previous versions of the Hadoop Base Code. Patch Releases will be considered “Updates” under this Agreement and the Intellectual Property Agreement.

46.	“Performance Log” means a text log reflecting the success or failure of jobs scheduled on a Sandbox Server running Hadoop Base Code, including all other similar logs from the job tracker, name node and other Yahoo system nodes (without specific user data), including SAR data or its equivalent, file system name space snapshots, metering logs, and job history logs, in each case to the extent relating to the Hadoop Base Code deployed by Yahoo.

47.	“Person” means an individual, partnership, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization, or a governmental entity.

48.	“Personnel” means any and all workers employed, contracted, or used by HortonWorks in connection with the Agreement, including any employees, agents, independent contractors, temporary personnel, and other individuals or entities.

49.	“Personal Information” means any information about a User that: (i) can be used to identify, contact or locate a specific individual, (ii) can be used in conjunction with other personal or identifying information in the possession of the relevant Party to identify or locate a specific individual, including, for example, a persistent identifier, such as a customer number held in a “cookie” or processor serial number, or (iii) is defined as “personal information” by applicable Laws or Yahoo policies provided to HortonWorks relating to the collection, use, storage, and/or disclosure of information about an identifiable individual.

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50.	“Production Servers” means certain servers on which the Hadoop Base Code is deployed by Yahoo that runs code that has previously been mutually qualified as stable by both Parties in accordance with the Hadoop Base Code Services and only runs predictable work loads that have been certified as stable by a Yahoo quality team familiar with the Hadoop Software.

51.	“Professional Services” has the meaning set forth in Section 5.1 (Professional Services in General) of this Agreement.

52.	“Project Manager” means the Yahoo or HortonWorks employee or consultant who is the primary contact person for the applicable Yahoo Service, Development Cluster Service, or Professional Service (as identified in such service exhibit or SOW, as applicable).

53.	“Purchase Order” means any document issued by Yahoo authorizing the purchase of Yahoo Services.

54.	“QE Servers” means certain servers on which the Hadoop Base Code is deployed to enable testing of Yahoo products, services, or applications.

55.	“Release Candidate” means a Sustaining Release or Major Release provided by or for HortonWorks.

56.	“Research Servers” means certain servers identified by Yahoo on which the Hadoop Base Code is deployed primarily to enable Yahoo R&D activities or otherwise to provide Hadoop Base Code functionality on a less reliable basis than Production Servers. A Research Server must use a version of the Hadoop Software that has been mutually validated as of a sufficient quality for research deployment by both Parties in accordance with Section 4 (Inspection and Acceptance Process) of Exhibit B (Hadoop Base Code Services).

57.	“Sandbox Servers” means certain servers on which the Hadoop Base Code is deployed to create a simulated production environment.

58.	“Series A Preferred Stock Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

59.	“Servicing Party” has the meaning set forth in Section 16.3.1 (Wind-down of Terminated Services).

60.	“Site” means any of the buildings and related premises owned, operated, used, or leased by Yahoo or its Affiliates, including those designated in the applicable SOW as a location at which Yahoo Services will be performed. Any location housing the Development Servers will be considered a Site.

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61.	“Site Access Policies” mean all of the policies that HortonWorks must follow when on a Site, including security, facility, equipment, conduct, and safety policies, as updated from time to time, in each case as provided in writing to HortonWorks.

62.	“Software” has the meaning set forth in the Intellectual Property Agreement.

63.	“Statement(s) of Work” or “SOW(s)” means any fully executed document referencing this Agreement and outlining the nature and scope of services, which may include: the project plans, specifications, delivery dates, performance milestones, deliverables, fees, payment schedules, project managers, and such other pertinent information.

64.	“Subcontractor” means any third party to which HortonWorks delegates any portion of its obligations, subject to Section 2.3.2 (Subcontractors) of this Agreement.

65.	“Supervised Access Sessions” means HortonWorks access to Yahoo Servers via authorized remote access to Yahoo employee computers using software applications designed to facilitate computer desktop sharing.

66.	“Support Fees” has the meaning set forth in Section 9.2 (Compensation for Support Services and Hadoop Base Code Services) of this Agreement.

67.	“Support Services” has the meaning set forth in Section 4.1 (Support Services) of this Agreement.

68.	“Supported Hadoop Software” means all or any portion of any Hadoop Base Code and any other Software (including potentially Deliverables) that the Parties agree in writing is to be supported under the Support Services.

69.	“Sustaining Release” means an Update to the Hadoop Base Code that may include one or more new features or functions and is certified binary backwards compatible with previous code and contains a set of Patches intended to address known Errors in previous versions of the Hadoop Base Code. Sustaining Releases will be considered “Updates” under this Agreement and the Intellectual Property Agreement.

70.	“Term” has the meaning set forth in Section 16.1 (Term) of this Agreement.

71.	“Tier 1 Support” means support to identify, validate, and, if applicable, classify Errors on the Supported Hadoop Software.

72.	“Tier 2 Support” means support to correct any Errors found in the Supported Hadoop Software escalated from Tier 1 Support.

73.	“Tier 3 Support” means the support to correct any Errors found in the Supported Hadoop Software escalated from Tier 2 Support.

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74.	“Transition Services Agreement” means that certain agreement entered between the Parties contemporaneously with this Agreement, under which Yahoo agrees to provide certain transition services to HortonWorks.

75.	“Travel Policy” means Yahoo’s travel policy terms available at: http://info.Yahoo.com/legal/us/Yahoo/HortonWorks/travel/travel-4151.html, which are incorporated herein by this reference and may be updated from time to time.

76.	“Updates” has the meaning set forth in the Intellectual Property Agreement.

77.	“User” means any actual user (including advertisers and content providers) of the products and/or services of Yahoo or its Affiliates.

78.	“Workaround” means a configuration change, manual procedure, or other workaround designed to regain intended or previously functioning features, functions, reliability, and performance, but that does not provide a complete and automatic Error Correction.

79.	“Yahoo” has the meaning set forth in the Preamble of this Agreement.

80.	“Yahoo Claim(s)” has the meaning set forth in Section 13.2 (Yahoo Indemnity).

81.	“Yahoo Data” means any and all data or information of Yahoo provided by, relating to, of, or concerning Yahoo, its Affiliates and its or their Users, that is/was obtained by, disclosed to, or otherwise made available to HortonWorks under or by virtue of this Agreement, including (to the extent fulfilling the foregoing requirements) Personal Information, search queries, log files, User behavior data, systems, procedures, processes, employment practices, sales costs, profits, pricing methods, organization/employee lists, finances, product information, inventions, designs, methodologies, Information Systems, Intellectual Property of Yahoo or its Affiliates, all Deliverables and interim work product created by or on behalf of HortonWorks and assigned (or as provided pursuant to a SOW) to Yahoo or its Affiliates, and all survey responses, feedback and reports.

82.	“Yahoo Entities” means Yahoo and its Affiliates and their officers, directors, consultants, contractors, agents, attorneys, and employees.

83.	“Yahoo Network” means a generally available Yahoo or Yahoo Affiliate product, service, or application.

84.	“Yahoo Servers” means the Development Servers, QE Servers, Sandbox Servers, Research Servers and Production Servers.

85.	“Yahoo Services” means, collectively, the Hadoop Base Code Services, the Support Services, the Professional Services, and any other services provided (or to be provided) by or for HortonWorks to Yahoo or its Affiliates in connection with this Agreement.

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EXHIBIT B

HADOOP BASE CODE SERVICES

1.	Definitions. As used in this Exhibit B (HortonWorks Base Code Services), the following capitalized terms have the meanings given to them in Exhibit A (Definitions) of this Agreement, including its exhibits.

2.	Purpose. The Parties acknowledge and agree that the purpose of HortonWorks’ performing the Hadoop Base Code Services is to fix Errors in the Hadoop Base Code and to develop the Next Hadoop Release in collaboration with Yahoo, and that each Party will contribute any Hadoop Base Code that it develops in connection therewith to the Apache Software Foundation, pursuant to this Agreement. Thus, the Parties will reasonably cooperate and collaborate with each other in connection with the performance of the Hadoop Base Code Services, and the provisions of this Exhibit B (Hadoop Base Code Services) merely provide general principles, but not specific requirements, pursuant to which such collaboration will occur. The only Major Release that is covered by the Hadoop Base Code Services is the Next Hadoop Release. Each Party will utilize its personnel necessary to perform such collaboration and develop the Next Hadoop Release. HortonWorks will take the lead in the development of the Next Hadoop Release.

3.	Release Candidates. HortonWorks will ensure and certify to Yahoo that each Release Candidate delivered to Yahoo: (a) packages up the then-latest version of the Hadoop Software made available by the Apache Software Foundation; (b) is inclusive of all previously delivered features, functionality and performance enhancements, and includes one or more new substantial features or functions (if the Release Candidate is a Major Release) or one or more new features, functions or other improvements (if the Release Candidate is a Sustaining Release); (c) does not include any known P0 Errors or P1 Errors identified in any previous Release Candidates and includes all Emergency Bug Fixes, Error Corrections, Workarounds and Patches (including those developed by Yahoo and accepted by HortonWorks) or successor Software to resolve such Errors; (d) has been subjected to and have successfully passed prior to delivery to Yahoo all unit, functional, performance, integration (including automated stack integration) testing, using HortonWorks’ test suites; (e) meets all the specifications pre-defined by HortonWorks for such Release Candidate; (f) is inclusive of documentation or release notes which describe the features and functionality of said Release Candidate in detail; (g) includes appropriate hooks, automated test reports (e.g., including the unit test coverage); (h) is fully backward compatible with any and all prior versions of the same Major Release; and (i) is otherwise ready for Yahoo to commence acceptance testing (collectively, “Delivery Requirements”).

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4.	Inspection and Acceptance Process. Following HortonWorks’ submission of a Release Candidate to Yahoo in accordance herewith, both Parties will inspect and test such Release Candidate. If either Party rejects a Release Candidate, both Parties will work to correct any reasons for the rejection without additional charge. Upon correction of the identified issues, HortonWorks will submit a new Release Candidate to Yahoo in accordance with Section 2 (Purpose) above of this Exhibit B (Hadoop Base Code Services), and the inspection and testing procedures set forth herein will be repeated. For the avoidance of doubt, (1) acceptance by Yahoo of any Release Candidate will not relieve HortonWorks of any of its other obligations in respect of such Release Candidate, and (2) Yahoo has no obligation to test more than one Release Candidate on Yahoo’s QE Servers at a time.

5.	Acceptance Testing. Yahoo will not unreasonably withhold its acceptance of a Release Candidate if such Release Candidate: (a) meets all the Delivery Requirements mutually agreed upon by both Parties as set forth in Section 2 (Purpose) above of this Exhibit B (Hadoop Base Code Services); (b) does not break for at least one (1) business day when tested on Yahoo’s then-applicable QE Servers; and (c) has run on the Sandbox Servers without any P0 Error or P1 Error for more than fourteen (14) consecutive days at which point Yahoo will consider such Release Candidate acceptable for installation on the Research Servers. Notwithstanding the above or anything to the contrary, installation of Release Candidates on any and all of the Yahoo servers will in all cases be in Yahoo’s sole discretion.

6.	Installation of Accepted Software. Upon Yahoo’s acceptance of any Release Candidate, Yahoo agrees to use commercially reasonable efforts to upgrade to and install such Release Candidate on Yahoo’s Research Servers and Production Servers, as applicable, (a) consistent with Yahoo’s development and service engineering policies (e.g., installation, testing, and “hardening” process to be repeated subject to the success of the prior process on each of the Sandbox Servers, Research Servers, and Production Servers), and (b) if the Release Candidate continues to meet the delivery requirements set forth in this Exhibit B (Hadoop Base Code Services). In all cases, Yahoo will have the sole discretion to run any Release Candidate on any QE Server, Sandbox Server, Research Server, or Production Server at any time.

7.	Obligations of Yahoo. Yahoo will use commercially reasonable efforts consistent with the principle articulated in Section 2 (Purpose) of this Exhibit B (Hadoop Base Code Services) to use the most recent, accepted Release Candidates possible on all of its Research Servers and Production Servers.

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EXHIBIT C

SUPPORT SERVICES

1. Definitions. As used in this Exhibit C (Support Services), the following capitalized terms have the meanings given to them in Exhibit A (Definitions) of this Agreement, including its exhibits.

2. Technical Support

2.1 Tier 1 Support. Yahoo will be responsible for providing all Tier 1 Support. Yahoo will escalate all Errors to Tier 2 Support, as applicable, as required to address and resolve, or otherwise mitigate, the Error.

2.2 Tier 2 Support. Yahoo will be responsible for providing Tier 2 Support by using reasonable efforts to correct the Error, assigning at least two (2) person days of qualified Yahoo personnel to correct the Error, provided that in the case of a P0 Error, Yahoo will assign one (1) qualified Yahoo personnel for sixty (60) minutes to correct the Error.

2.2.1 Escalation. If Yahoo is unable to address and resolve the Error by developing an Error Correction using Tier 2 Support, Yahoo may notify HortonWorks of such Error thus invoking Tier 3 Support, and will include with such notice a detailed description of the nature of the Error and a request for Support Services.

2.2.2 Yahoo Error Correction. If Yahoo personnel develop an Error Correction (including any EBF), Yahoo will contribute the Software for such Error Correction (including any EBF) to the Hadoop Project of the Apache Software Foundation in accordance with Section 3.2 (Apache Contribution).

2.3 Tier 3 Support. HortonWorks will be responsible for providing Tier 3 Support in accordance with the resolution times set forth in Section 2.8 (Response by HortonWorks for Tier 3 Support) of this Exhibit C (Support Services) to correct any Errors. Yahoo may also provide Tier 3 Support to correct P0 Errors. HortonWorks will make Personnel available to Yahoo and Yahoo will provide reasonable access to the Yahoo QE, Sandbox, Research, or Production Servers, as applicable, in accordance with Section 11 (Site Access and Data Security) and Exhibit E (Information Security Terms) to enable HortonWorks to (i) further identify, validate, and replicate Errors (ii) identify a Workaround, and/or (iii) develop an Error Correction (including an Emergency Bug Fix). HortonWorks Tier 3 Support will consist of Error diagnosis, proposing Workarounds for Yahoo personnel to resolve Errors, and the creation of new Emergency Bug Fixes and other Release Candidates containing Patches to Errors.

2.3.1 HortonWorks Error Correction. HortonWorks’ Project Manager will (i) provide an initial acknowledgement of the Error submission, (ii) assign a tracking number to each Error reported by Yahoo, and (iii) provide periodic status updates at minimum status intervals in accordance with Section 2.8 (Response and Resolution Times by HortonWorks for Tier 3 Support) of this Exhibit C (Support Services). If HortonWorks is unable (or determines

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that it is not likely to be able) to provide an Error Correction for a reported P0 or P1 Error within the applicable target resolution time, HortonWorks will immediately notify Yahoo and, to the extent possible, provide Yahoo a Workaround for such Error until such time as HortonWorks can provide an Error Correction. HortonWorks will cooperate with Yahoo to deploy any Workaround or Error Correction.

2.3.2 Yahoo Emergency Bug Fix. In the case of a P0 Error, HortonWorks will cooperate with Yahoo to perform an immediate investigation of the P0 Error and, at Yahoo’s request, develop an Emergency Bug Fix to correct the P0 Error in accordance with the resolution times set forth in Section 2.8 (Response and Resolution Times by HortonWorks for Tier 3 Support) of this Exhibit C (Support Services). If neither Party is able (or determines that it is not likely to be able) to provide an EBF for a reported P0 Error within the applicable target time for resolution, HortonWorks will immediately notify Yahoo and, at Yahoo’s request and to the extent possible, provide Yahoo a Workaround for such P0 Error until such time as either Party can provide an EBF. HortonWorks will cooperate with Yahoo to deploy any Workaround or EBF. If either Party’s personnel develop an EBF, such Party will promptly contribute the Software for such EBF to the Hadoop Project of the Apache Software Foundation in accordance with Section 3.2 (Apache Contribution).

2.4 Patch Releases. At any time Yahoo may request that HortonWorks package and provide to Yahoo a new Patch Release candidate that contains all Error Corrections (including any EBF) developed since the last accepted Release Candidate. HortonWorks will begin the development of such Patch Release candidate no later than two (2) weeks after Yahoo’s request and will produce and deliver to Yahoo such Patch Release candidate within three (3) weeks after Yahoo’s request.

2.5 General HortonWorks Obligations. HortonWorks will provide to Yahoo, free of charge, any necessary documentation, diagnostic tools, or other materials necessary to enable Yahoo to perform Tier 1 and Tier 2 Support. HortonWorks will not take any action via access to the QE Servers, Sandbox Servers, Research Servers or Production Servers that materially adversely affects the Supported Hadoop Software or Yahoo’s systems without the prior consent of Yahoo.

2.6 General Yahoo Obligations. Yahoo will provide HortonWorks, at the time of the notification and on an ongoing basis until resolution of the Error, such reasonably available data as are required by HortonWorks to resolve the Error. Notwithstanding the foregoing, Yahoo will have no obligation to deploy any Error Correction (including any EBF) provided by HortonWorks.

2.7 QE Servers. Notwithstanding the foregoing, Yahoo has no obligation to provide Tier 1 or Tier 2 Support for any Errors on the QE Servers as part of the Support Services. Yahoo may report Errors on the QE Servers to HortonWorks for the purposes of assisting HortonWorks to provide better Release Candidates.

2.8 Response and Resolution Times by HortonWorks for Tier 3 Support

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Error	Coverage		Acknowledgement Response Time		Target Resolution Time		Minimum Status Intervals
P0	[**	]	[**	]	[**	]	[**	]
P1	[**	]	[**	]	[**	]	[**	]
P2	[**	]	[**	]	[**	]	[**	]
P3	[**	]	[**	]	[**	]	[**	]

2.9 Yahoo Obligation to Deliver Performance Logs. Upon request by HortonWorks, Yahoo will make commercially reasonable efforts to provide HortonWorks copies of the Performance Logs, subject to Yahoo’s capacity to remove any Confidential Information. HortonWorks will use the Performance Logs solely for the purposes of meeting its obligations to perform the Support Services and to improve the Hadoop Base Code and other HortonWorks products, as set forth in the Intellectual Property Agreement. All information contained in the Performance Logs will be deemed and treated as Confidential Licensed Hadoop Assets and not disclosed to any third party unless otherwise agreed by Yahoo in writing.

2.10 Training. HortonWorks will use commercially reasonable efforts to provide Yahoo with training for the purpose of Yahoo’s personnel being able to reasonably support the Hadoop Base Code as deployed by Yahoo.

3. Support Contact Information. Attached below are the initial representatives of each Party. Either Party may replace one or more of the personnel below with written notice (via email is acceptable).

3.1 HortonWorks.

Name	Role	Contact Info
HortonWorks Support Contact
HortonWorks Project Manager

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[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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3.2 Yahoo.

Name	Role	Contact Info
Yahoo Support Contact
Yahoo Project Manager

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EXHIBIT D

DEVELOPMENT CLUSTER SERVICES

1. Definitions. As used in this Exhibit D (Development Cluster Services), the following capitalized terms have the meanings given to them in Exhibit A (Definitions) of this Agreement, including its exhibits.

2. General. Yahoo will provide HortonWorks with access to certain owned or leased Development Servers.

3. Cluster Environment. Yahoo will solely determine the environment for the Development Servers made available to HortonWorks, including the network backbone and topology, placement, physical location, machine type, configuration, capital expenditures, and other matters. Yahoo will be responsible for the maintenance and support of the Development Servers using substantially the same efforts that Yahoo uses to maintain and support its similar Development Servers. The Development Servers will provide a reasonable reproduction of the then-current Yahoo production environment (e.g. hardware and network configuration).

4. Machines. Certain of these machines will include the master configuration ([**]). The number of “master configuration” machines provided will be at least [**]. Development Servers will include certain network and administrator servers that Yahoo determines are appropriate.

5. Access. Yahoo will provide access to the Development Servers in accordance with this Agreement (including Section 11 (Site Access and Data Security) and Exhibit E (Information Security Terms)) to qualified HortonWorks Personnel with a valid business need to access the Development Servers. Only designated and approved developers, quality assurance engineers, and other similar HortonWorks Personnel will be provided access to the Development Servers and no other HortonWorks Personnel may access the Development Servers. The Development Servers will not be connected to the Yahoo network and be in a development environment backplane only. Access to the Development Servers will be controlled [**], provided that any change to access processes does not result in HortonWorks being required to purchase additional remote access equipment [**] or Software to access the Development Servers that exceeds [**] per year. Yahoo may deny access to the Development Servers to any specific HortonWorks Personnel at any time (provided it notifies HortonWorks immediately of such action and works in good faith with HortonWorks to resolve the problem).

6. Restrictions. All Software (including any operating system), network addresses and settings, configuration files, designs, methodologies, Information Systems, and other information or materials made available, visible, or otherwise disclosed to HortonWorks Personnel in connection with the Development Cluster Services will be considered the Confidential Information of Yahoo. HortonWorks will strictly comply with any end-user license or terms related to the foregoing information and materials. HortonWorks agrees not to reproduce, modify, distribute, prepare derivative works of, disclose, reverse engineer, file patents directed to or claiming, or otherwise exploit any intellectual property or technology embodied in the Development Servers without Yahoo’s prior written consent. To the extent HortonWorks

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breaches the foregoing covenant, HortonWorks hereby agrees that Yahoo will own all right, title and interest in and to the result of such breach, including any reproduction, modification, distribution, derivative work, disclosed information, reverse engineered technology or patent filing related to any intellectual property or technology embodied in the Development Servers. Furthermore, HortonWorks agrees not to take any screen shots, video or audio recording, or otherwise attempt to retain any Confidential Information embodied in the Development Servers.

7. Changes. Yahoo has the right to change or deprecate any of the Development Cluster Services or change or remove features or functionality of the Development Cluster Services from time to time, provided that the foregoing actions do not adversely impact the Development Cluster Services (or the availability thereof). Yahoo will notify HortonWorks of any change (which Yahoo deems to be material) to the Development Cluster Services. Yahoo will provide reasonable notice to HortonWorks in the event Yahoo will perform maintenance on the Development Servers.

8. HortonWorks Content. HortonWorks will be solely responsible for the development, content, operation, maintenance, and use of HortonWorks’ Software on the Development Servers including (i) the technical operation of the Software on the Development Servers, (ii) configuring and using the Development Servers, and (iii) protection and backup of HortonWorks’ Software. For the avoidance of doubt, HortonWorks will use the Development Servers solely for Software development by HortonWorks Personnel authorized under Section 5 (Access) of this Exhibit D (Development Cluster Services). HortonWorks will not host any Software for use by any third party.

9. Yahoo Obligation. Yahoo will be responsible for installing and maintaining all hardware used as part of the Development Cluster Services, the initial setup and documenting of all process and policies needed to maintain and access the Development Cluster Services that HortonWorks personnel must be aware of, including access process, OS (re)deployment and security procedures. As part of the Development Cluster Services, Yahoo will use commercially reasonable efforts to provide [**] uptime with respect to at least [**] functional/serviceable machines (as measured by actual, unplanned downtime occurrences). Yahoo will provide to HortonWorks contact information for Yahoo’s Network Operation Center (NOC) for outage reporting. Yahoo will make available a Support Ticket Request System for lower severity requests by HortonWorks. Yahoo will provide change management and event management reports for the Hadoop environment. These reports will be provided via email to a designated HortonWorks point of contact.

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EXHIBIT E

INFORMATION SECURITY TERMS

1. Definitions As used in this Exhibit E (Information Security Terms), the following capitalized terms not defined in this Exhibit E (Information Security Terms) have the meanings given to them in Exhibit A (Definitions) of this Agreement, including its exhibits.

“The System” means any and all components owned, operated, used or provided by HortonWorks or on behalf of HortonWorks in connection with HortonWorks’ performance of its obligations under this Agreement, including, but not limited to, the Development Servers (except that the Development Servers shall not fall within the definition of “The System” when they are under Yahoo’s exclusive control for the duration of any Development Server cluster environment set-up and maintenance period described in Section 3 (Cluster Environment) of Exhibit D (Development Cluster Services)), networks, databases, software, computer systems, backups, devices, processes, documentation, data, and physical premises.

“Security Issue” means (i) any known or suspected condition in or affecting The System that could compromise the security, confidentiality, or integrity of Yahoo Data or The System or impair Yahoo’s ability to meet legal obligations; or (ii) any unauthorized disclosure or unauthorized use of Yahoo Data.

“Security Testing” means examination of The System, directly or indirectly through interfaces to which Yahoo and/or Yahoo Affiliates or its or their agents have access without the need for HortonWorks coordination, by manual interaction with or automated test cases that can identify and/or diagnose, or are intended to identify and/or diagnose, Security Issues.

“Security Review” means examination of The System or information related to the security of The System requiring the assistance of or coordination with HortonWorks that can identify and/or diagnose, or are intended to identify and/or diagnose, Security Issues.

“Contaminant” means any instrument that is suspected or known by either Party to modify, damage, destroy, record, misuse, distribute, or transmit information to, from, or within The System without intention or permission of the Parties. Contaminant includes, but is not limited to, viruses or worms that may be self-replicating or self-propagating and may be designed to (a) contaminate other components of The System, (b) consume resources, (c) modify, destroy, record, or transmit data, or (d) in some other fashion alter the operation of The System.

2. The System Security.

A. Operational Requirements:

i. HortonWorks will ensure that The System, excluding physical premises, is at all times securely configured, including, but not limited to, (a) disabling all unnecessary services or features, and (b) closing all known and all published security deficiencies therein, including updates and subsequently identified publications thereof.

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ii. HortonWorks will continuously maintain industry-standard firewall protection for The System. HortonWorks will test its perimeter router and firewall devices no less than quarterly for unsafe configurations and vulnerabilities. Unless an alternate method is mutually agreed upon by Yahoo and HortonWorks, in a signed written agreement, tests will be conducted in a manner consistent with the [**], provided however, HortonWorks may perform the tests in lieu of using a third party. Notwithstanding the foregoing, HortonWorks will not be responsible for maintaining firewall protection as it relates to the Development Servers.

iii. HortonWorks will make commercially reasonable efforts to ensure that The System components are free of known or suspected Contaminants. HortonWorks will similarly make commercially reasonable efforts to ensure that the user components it installs are free of known or suspected Contaminants. Such efforts will include, but are not limited to, screening all data and code for Contaminants prior to loading the same onto the Development Servers, running [**] software on [**], updating signatures [**], conducting [**] Contaminant sweeps of The System and purging all Contaminants found. HortonWorks will use commercially reasonable efforts to not transmit or distribute Contaminants. Any transmission or distribution of Contaminants is a Security Issue.

B. Design Requirements:

i. HortonWorks will ensure that The System is not and remains not vulnerable [**], as updated from time to time. If [**] ceases to exist or becomes obsolete, Yahoo may designate a successor or replacement list thereafter, and HortonWorks will use that list in place of [**] in performing HortonWorks’ obligations under this section.

ii. Encryption:

a. Where data must be encrypted under these Information Security Terms, the Agreement, or applicable law, HortonWorks will sign and encrypt using a Yahoo-approved algorithm.

1. The following algorithms are currently pre-approved by Yahoo:

a) [**]

b) [**]

c) [**]

d) [**]

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e) [**] scheme used for Yahoo APIs as described on [**], as such scheme may be independently updated by Yahoo from time to time.

2. Other algorithms must be specifically approved by Yahoo’s security team in writing prior to use and will be subject to any limitations prescribed by Yahoo in its approval.

b. HortonWorks will store and distribute cryptographic keys, shared secrets, and passwords (collectively “Secrets”) in encrypted form. Secrets used by [**] may only be stored [**] when the file:

1. can only be accessed by [**];

2. cannot be accessed by the [**];

3. is only available to [**];

4. is not backed up [**]; and

5. is not stored [**].

c. Components of The System that verify a password must only store a salted, cryptographically secure hash of the password for verification.

C. Access Control:

i. HortonWorks will permit access to The System only to authorized persons on a need-to-know basis.

ii. The System, excluding physical premises, must at all times be protected by an authentication system that complies with the following requirements: (i) passwords must be reasonably complex; (ii) use of privileged accounts must be minimized; (iii) authentication credentials must not be shared; (iv) authentication credentials must be kept confidential; (v) individuals must authenticate using their own account and not a shared account; (vi) when an authorized individual no longer needs access to The System, HortonWorks will ensure his or her authentication credentials and access to The System are terminated immediately; and (vii) authorized individuals must log out of The System at the end of each work day.

iii. HortonWorks must at all times protect physical premises of The System using physical security methods commensurate with the type of data being handled. At a minimum, such methods must include (i) visitor sign-ins, (ii) standard keyed or card keyed locks, (iii) limited access to server rooms and archival backup storage, and (iv) burglar/intrusion alarm systems.

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The foregoing does not and is not intended to amend or waive any specific requirements pertaining to the Development Servers set forth herein or in the Agreement.

D. Logging. HortonWorks will log all attempted accesses to its servers (including time and date thereof) involved in performing obligations to or for Yahoo or otherwise conducted pursuant to these Information Security Terms and/or the Agreement, and the result of such attempts, successful or unsuccessful. In order to enable a complete audit trail of activities, HortonWorks will log, including time and date, all commands that require additional privileges, including all failed attempts to execute privileged commands. HortonWorks must protect the logs from tampering. HortonWorks will retain all such log entries for at least six (6) months.

3. Security Issue Management, Incident Handling, and Security Review

A. Notification Contact.

Each party has designated Notification Contacts as set forth below. Notifications pursuant to these Information Security Terms will take place via a telephone call and/or email by one Party to the other’s Notification Contact. Notification Contacts will be available twenty-four hours a day, seven days a week. Notification Contact information and communication protocol is as follows:

Yahoo Notification Contacts.

Yahoo Network Operations Center (With verbal communication that this is a HortonWorks Security Notification)

email: partner-security@yahoo-inc.com (With subject line: HortonWorks Security Notification)

HortonWorks Notification Contacts.

Email: (With subject line: [**])

Each Party may update or modify its Notification Contact information by providing written notice to the other’s Notification Contact.

B. Security Contact.

HortonWorks will provide Yahoo with access to knowledgeable personnel, who can be reached with and respond to security questions or security concerns (“Security Contact”). The Security Contact must have a deep, current knowledge about the architecture and operation of The System. The Security Contact will be available during business hours by telephone and email, or through HortonWorks’ Notification Contact.

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At all times, the Security Contact will be available as necessary for HortonWorks to comply with the response and resolution times set forth below and in Exhibit C (Support Services), if and as applicable. Yahoo may suspend access to the system until it is able to contact HortonWorks’ security.

C. Security Issue Management:

i. Classification. If Yahoo believes an issue has not been properly classified as a Security Issue, Yahoo, in its sole discretion, has the right to classify the issue as a Security Issue.

ii. Service Level Agreement (SLA).

HortonWorks will treat every Security Issue with high priority and commence working on each Security Issue immediately with sufficient numbers of competent personnel to meet the requirements of these Information Security Terms.

In some cases, unscheduled updates, modifications to legacy code, working during non-business hours, removing Yahoo branding, and disabling portions of The System, excluding physical premises, may be required to limit harm.

iii. Monitoring. HortonWorks will actively monitor The System and public reports for Security Issues.

iv. Actions. At a minimum, HortonWorks will take the following steps in the event of a Security Issue:

a.	Notify Yahoo’s Notification Contact immediately.

b.	Work with Yahoo to resolve the issue in a timely manner.

c.	Resolve the Security Issue as soon as possible but no later than five (5) calendar days, unless otherwise agreed to by Parties.

d.	Take reasonable steps to preserve logs or other data that may be useful for determining the source, cause, and consequences of the Security Issue. All logs or other data must be retained for one (1) month after the Parties mutually agree that the Security Issue is resolved, unless additional retention is requested by Yahoo.

e.	Maintain a time and date-stamped log of all significant actions taken in investigating and addressing the Security Issue. All logs or other data must be retained for one (1) month after the Parties mutually agree that the Security Issue is resolved, unless additional retention is requested by Yahoo.

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f.	Work with Yahoo to identify the root cause and implications of the Security Issue.

g.	Limit Harm: Where the Security Issue causes or is likely to cause imminent harm, and reviewing with Yahoo would prolong such harm, HortonWorks will immediately take the minimum actions necessary to mitigate the harm. Any action beyond the minimum should be taken only after review with Yahoo.

h.	Identify and work with Yahoo to implement the changes necessary to address the Security Issue to the mutual satisfaction of the Parties. HortonWorks will promptly provide Yahoo with a description of the planned changes. In cases where the changes require significant effort, HortonWorks will discuss the plan with Yahoo prior to implementing changes.

i.	Provide to Yahoo weekly status updates until the Security Issue has been resolved (Yahoo will cooperate as reasonably necessary to enable such reporting by HortonWorks).

v. Confidentiality: Unless otherwise required by applicable law, HortonWorks will not disclose to third parties any information about Security Issues without prior written and express permission from Yahoo for each disclosure. If HortonWorks is required to disclose pursuant to applicable law, HortonWorks must notify Yahoo as soon possible. HortonWorks may disclose to the following parties without obtaining such permission:

a.	HortonWorks’ agents who are working on the issue are subject to a binding confidentiality agreement that contains terms no less restrictive than those set forth in the Agreement with respect to Confidential Information.

b.	Others who are similarly affected and with whom HortonWorks has an obligation to notify. In such cases, HortonWorks will not disclose any information about Yahoo or Yahoo’s involvement.

D. Rights to Review:

i. Security Testing

a.	Yahoo and/or Yahoo Affiliates, and its or their agents, in their sole discretion, have the right at any time to perform remote Security Testing of The System, excluding physical premises. Such examination does not include actions that the examiner reasonably believes will cause serious harm or damage to The System. Security Testing may result in the identification of Security Issues.

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b.	Upon Yahoo’s request, HortonWorks will promptly white list IP addresses provided by Yahoo to allow accurate Security Testing to occur.

c.	HortonWorks will not impede Yahoo and/or Yahoo Affiliates, and its or their agents, from performing Security Testing; provided, however, that if HortonWorks reasonably believes the Security Testing will cause serious harm or damage to The System, HortonWorks will (a) take the minimum action necessary to mitigate such harm or damage; (b) contact Yahoo immediately and explain the nature of the harm or damage that occurred; and (c) work with Yahoo so that full Security Testing can continue without inflicting serious harm or damage to The System.

ii. Security Review

Upon the conditions set forth below, Yahoo, directly or through a Yahoo Affiliate designated by Yahoo, will have the right, at its own expense, to conduct Security Reviews, and/or to have an independent third party subject to a HortonWorks-approved confidentiality agreement conduct Security Reviews. In the case that Yahoo uses an independent third party, the third party will be selected by Yahoo subject to approval by HortonWorks, and such approval will not be unreasonably withheld or delayed. HortonWorks will share with Yahoo (or the Yahoo-designated Affiliate or independent third party) all information and materials reasonably necessary or useful to conduct and complete the Security Review, and HortonWorks will otherwise support and cooperate with the Security Review. Security Reviews may result in the identification of Security Issues.

a.	Yahoo will have the right to conduct a Security Review: 1) prior to The System being available or in production, 2) when there is or is planned to be a material change to The System, 3) when Yahoo suspects there may be a Security Issue in The System, 4) upon any termination or suspension of the Agreement (or any Yahoo Services or portion thereof).

b.	Security Reviews will be subject to the following conditions: 1) Yahoo must provide reasonable notice to HortonWorks before such Security Reviews; 2) Security Reviews must be conducted during regular business hours in a manner that does not interfere with normal business activities.

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4. Data Handling and Restrictions on Use

A. Data Handling. HortonWorks will not collect, use, access or retrieve, attempt to access or retrieve, or disclose any Yahoo Data. The Parties acknowledge that Yahoo does not intend to deliver to or share with HortonWorks any Yahoo Data that has not been sufficiently anonymized or otherwise transformed or redacted to minimize the potential harm of wide dissemination (except as may be made accessible through Supervised Access Sessions, as described in Section 11.7 (Access to Other Servers) of the Agreement).

B. Yahoo Data; Personal Information. Yahoo will use commercially reasonable efforts not to provide or make available any Yahoo Data or Personal Information to HortonWorks (except as may be made accessible through Supervised Access Sessions, as described in Section 11.7 (Access to Other Servers) of the Agreement).

5. Personnel

A. Confidentiality Agreements; Use of Contractors and Subcontractors. All those who perform services related to HortonWorks’ obligations to Yahoo on behalf of HortonWorks and who have access to Yahoo Confidential Information (as defined in the Agreement) will be bound by confidentiality agreements or obligations that provide provisions substantially similar to those confidentiality obligations of HortonWorks set forth in the Agreement or any applicable non-disclosure agreement between the Parties. HortonWorks will not enter into any agreement with a contractor or subcontractor that would prevent Yahoo or HortonWorks from conducting the Security Reviews as set forth in Section (3)(D)(ii) of this Exhibit E (Information Security Terms). HortonWorks will contractually require those who perform services related to HortonWorks’ obligations to Yahoo on behalf of HortonWorks to comply with all the terms and conditions of these Security Information Terms as if they were HortonWorks.

B. Suitable Personnel. HortonWorks will only involve personnel that are competent to perform HortonWorks’ obligation to Yahoo. HortonWorks will use the results of competently performed and reasonably inclusive background checks, as required under Section 11.3 (Background Checks) of the Agreement, along with any other pertinent information, in making this determination.

C. Education and Awareness. HortonWorks must provide reasonably frequent training and awareness in information security, in the protection of information resources, and in the requirements of this Agreement to its employees, agents, and contractors who access or use Yahoo Data. Such training and awareness will be mandatory for all personnel involved in performing HortonWorks’ obligations to Yahoo and will include, but is not limited to, identifying social engineering attempts, and good security practices.

6. Statement of Compliance. Upon Yahoo’s request (which will be no more frequent than once every calendar year), HortonWorks will provide Yahoo a written certification that, to HortonWorks’ knowledge, it has complied with all of the requirements of these Security Information Terms (or otherwise include descriptions of known non-compliance).

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EXHIBIT F

FEES

Fees Payable By Yahoo

Support Services and Hadoop Base Code Services Fees (quarterly): [**]

Maximum Rate for Professional Services: [**]/hour.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. [**] - INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXECUTION VERSION

AMENDMENT NO. 1

to the

COMMERCIAL AGREEMENT

This Amendment #1 (“Amendment #1”) is made and entered into as of June 30, 2013 (“Amendment #1 Effective Date”) by and between HortonWorks, Inc., a Delaware corporation (“HortonWorks”), and Yahoo! Inc., a Delaware corporation (“Yahoo”), and amends the Commercial Agreement entered June 21, 2011 (the “Agreement”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, HortonWorks and Yahoo hereby agree to the following:

1.	DEFINITIONS

1.1 Definitions. Any capitalized terms contained in this Amendment #1 will have the meanings attributed to them in the Agreement, or as defined in this Amendment #1.

2.	EXTENSION OF TERM

2.1 Section 16.1. The first sentence of Section 16.1 is deleted, and replaced with the following:

Unless earlier terminated as provided herein, the term of this Agreement will commence on the Closing Date and continue for a period of three (3) years, expiring on June 30, 2014 (the “Initial Term”).” This Agreement will be automatically extended for twelve-month periods (each twelve-month period a “Renewal Term”), unless a Party terminates the Agreement by providing written notice of non-renewal at least 60 days prior to the end of the Initial Term. A Party may terminate any Renewal Term by providing written notice of non-renewal at least 60 days prior to the end of the then-current Renewal Term. The Initial Term and any Renewal Term(s) will collectively be referred to as the “Term.”

3.	DEVELOPER CLUSTER ACCESS

3.1 Termination of Development Cluster Access and Services. Unless earlier terminated as provided herein, then upon the expiration of the Initial Term, the Parties’ respective rights or obligations under the following Sections and Exhibits will terminate: Section 6 (Development Cluster Access) and Exhibit D (Development Cluster Services).

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4.	HADOOP PROJECT COOPERATION

4.1 Hadoop Project Code Activities. HortonWorks and Yahoo will, on a commercially reasonable and good faith basis, cooperate in the performance of the activities set forth in Exhibit G (Hadoop Project Activities), in each case for the purpose of developing and contributing Software to the Hadoop Project of the Apache Software Foundation.

5.	GENERAL

5.1 Conflict. In the event of conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment #1, the terms and conditions of this Amendment #1 control.

5.2 Counterparts; Signature. The Amendment #1 may be executed in counterparts, each of which will be deemed an original. An originally executed version of this Amendment #1 that is scanned to create an image file (e.g., a PDF or TIFF, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, will, for all purposes, be deemed an original signature.

5.3 Effect of Agreement. Except as modified hereby, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers as of the Amendment #1 Effective Date.

YAHOO! INC.

By:	/s/ Jacqueline D. Reses
Name:	Jacqueline D. Reses
Title:	Chief Development Officer

SIGNATURE PAGE TO

AMENDMENT #1 TO COMMERCIAL AGREEMENT

CONFIDENTIAL

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers as of the Amendment #1 Effective Date.

HORTONWORKS, INC.

By:	/s/ Dan Bradford
Name:	Dan Bradford
Title:	VP Finance & Administration

SIGNATURE PAGE TO

AMENDMENT #1 TO COMMERCIAL AGREEMENT

CONFIDENTIAL

EXHIBIT G

Hadoop Project Activities

1.	Projects for remainder of 2013.

1.1 [**] Hadoop Project. HortonWorks’ responsibilities will include [**] for the Hadoop Project. Yahoo will [**] of the Hadoop Project Software.

1.2 [**]. As part of its quality assurance activities, HortonWorks will [**].

1.3 [**] Releases. HortonWorks will [**] validate [**] the Hadoop Project Software, at the [**]. HortonWorks [**] changes to the Hadoop Project Software [**].

2.	Projects for 2014 until Term expiration.

2.1 Develop [**]. HortonWorks will lead initial implementation and test strategy.

2.2 [**]. HortonWorks and Yahoo will work together to advance [**], including bug fixing and scalability work.

2.3 Additional Projects. HortonWorks and Yahoo will work together on various other Hadoop-related engineering projects, such as:

2.3.1 [**].

2.3.2 [**] optimizations.

2.3.3 [**] Compatibility and Performance on [**].

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Amendment #2

to the

Commercial Agreement

This Amendment #2 (“Amendment #2”) to the Commercial Agreement (“Agreement”) is made effective on June 4, 2014 (the “Amendment #2 Effective Date”), by and between Hortonworks, Inc., with offices at 3460 W. Bayshore Rd, Palo Alto, CA 94303 (“Hortonworks”) and Yahoo! Inc., with offices at 701 First Avenue, Sunnyvale, CA 94089 (“Yahoo”), and amends the Commercial Agreement between the parties entered into on June 21, 2011 (as amended, the “Agreement”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree amend the Agreement, as follows:

1. Definitions. Any capitalized terms contained in this Amendment #2 previously appearing in the Agreement will retain the meanings attributed to them in the Agreement.

2. Renewal. The parties acknowledge that the Initial Term of the Agreement will expire on June 30, 2014, but the term of the Agreement has been automatically extended, in accordance with Section 16.1 of the Agreement.

3. Development Cluster Access. The parties hereby amend the Agreement to provide that, unless earlier terminated as provided in the Agreement, the parties’ respective rights and obligations under Section 6 (Development Cluster Access) and Exhibit D (Development Cluster Services) will survive and continue until one hundred twenty (120) days after the expiration of the Initial Term.

4. Miscellaneous. In the event of conflict between the terms and conditions of the Agreement or Amendment #1 thereto and the terms and conditions of this Amendment #2, the terms and conditions of this Amendment #2 control. Except as modified by Amendment #2, the Agreement remains in full force and effect. Amendment #2 may be executed in counterparts, each of which will be deemed an original. An originally executed version of this Amendment #2 that is scanned to create an image file (e.g., a PDF or TIFF, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, will, for all purposes, be considered an original signature.

IN WITNESS WHEREOF, the parties have caused this Amendment #2 to be executed by their duly authorized representatives as of the Amendment #2 Effective Date.

YAHOO! INC.		HORTONWORKS, INC.
701 First Avenue		3460 W. Bayshore Road
Sunnyvale, CA 94089		Palo Alto, CA 94303

By:	/s/ Jacqueline D. Reses	By:	/s/ Rob Bearden
Name:	Jacqueline D. Reses	Name:
Title:	Chief Development Officer	Title: